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                                  EXHIBIT 10.70

                           Purchase and Sale Agreement

                             dated December 19, 2003

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                           PURCHASE AND SALE AGREEMENT

                                 by and between

                      Niles Lifestyle Limited Partnership,

                                   as Seller,

                                       and

                  CNL Retirement Corp., a Florida corporation,

                                  as Purchaser

                                December 19, 2003
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                                TABLE OF CONTENTS

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SECTION 1.            DEFINITIONS...............................................................................     2
SECTION 2.            PURCHASE-SALE AND LEASE; DUE DILIGENCE; CONDEMNATION AND CASUALTY.........................    13

         2.1      Purchase-Sale and Lease.......................................................................    13
         2.2      Diligence Inspections.........................................................................    13
         2.3      Title Matters.................................................................................    14
         2.4      Survey........................................................................................    14
         2.5      Environmental Reports.........................................................................    15
         2.6      Condemnation..................................................................................    15
         2.7      Casualty......................................................................................    15

SECTION 3.            PURCHASE AND SALE; DEPOSIT................................................................    16

         3.1      Closing.......................................................................................    16
         3.2      Purchase Price................................................................................    17
         3.3      Deposit.......................................................................................    17
         3.4      Seller's Closing Documents....................................................................    17
         3.5      Purchaser Closing Documents...................................................................    19

SECTION 4.            CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.............................................    19

         4.1      Representations and Warranties of Seller True.................................................    19
         4.2      Seller's Performance..........................................................................    20
         4.3      Title Policies................................................................................    20
         4.4      Permits.......................................................................................    20
         4.5      No Bankruptcy.................................................................................    20
         4.6      Approval of Lender............................................................................    20
         4.7      ROFO Condition................................................................................    21

SECTION 5.            CONDITIONS TO SELLER'S OBLIGATION TO CLOSE................................................    21

         5.1      Representations and Warranties True...........................................................    22
         5.2      Purchaser's Performance.......................................................................    22
         5.3      Permits.......................................................................................    22
         5.4      Approval of Lender............................................................................    22
         5.5      ROFO Condition................................................................................    22

SECTION 6.            REPRESENTATIONS AND WARRANTIES OF SELLERS; PURCHASER'S INDEPENDENT INVESTIGATION; ACCESS..    22

         6.1      Representation and Warranties of Seller.......................................................    22
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                          TABLE OF CONTENTS (CONTINUED)

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         6.2      Purchaser's Independent Investigation.........................................................    26
         6.3      Access........................................................................................    28

SECTION 7.            REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................    28

         7.1      Organization and Authorization................................................................    28
         7.2      No Consents...................................................................................    28
         7.3      No Conflicting Agreements.....................................................................    28
         7.4      Litigation....................................................................................    28

SECTION 8.            INTERIM OPERATION OF THE PROPERTY.........................................................    29

         8.1      Compliance with Laws and Permitted Encumbrances...............................................    29
         8.2      Substitute Loan; Assumption of Loan...........................................................    29
         8.3      General Operation.............................................................................    29
         8.4      Maintenance and Renovation Contracts..........................................................    30
         8.5      Audits of the Property and Operations.........................................................    30

SECTION 9.            COVENANTS OF PURCHASER....................................................................    30

         9.1      Property Transferee...........................................................................    30
         9.2      Assumption of the Loan........................................................................    31
         9.3      Notice of Intent to Purchase..................................................................    32

SECTION 10.           APPORTIONMENTS............................................................................    32

         10.1     Apportionments................................................................................    32
         10.2     Closing Costs.................................................................................    33

SECTION 11.           REMEDIES FOR PRE-CLOSING AND POST-CLOSING DEFAULTS........................................    35

         11.1     Purchaser's Remedies for Pre-Closing Default..................................................    35
         11.2     Seller's Remedy for Pre-Closing Default.......................................................    35
         11.3     Limitations on Purchaser's Post-Closing Claims................................................    36
         11.4     Survival of Purchaser's Claims................................................................    37
         11.5     Limitations on Seller's Post-Closing Claims...................................................    37
         11.6     Survival of Seller's Claims...................................................................    38
         11.7     Limitations on Liability......................................................................    38
         11.8     Survival......................................................................................    39

SECTION 12.           MISCELLANEOUS.............................................................................    39

         12.1     Drafts not an Offer to Enter into a Legally Binding Contract..................................    39
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                          TABLE OF CONTENTS (CONTINUED)

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12.2     Brokerage Commissions.........................................................................    39
12.3     Publicity.....................................................................................    39
12.4     Notices.......................................................................................    40
12.5     Waivers, Etc..................................................................................    42
12.6     Assignment; Successors and Assigns............................................................    42
12.7     Severability..................................................................................    42
12.8     Counterparts, Etc.............................................................................    43
12.9     Governing Law; Jurisdiction; Waiver of Jury Trial.............................................    43
12.10    Performance on Business Days..................................................................    44
12.11    Attorneys' Fees...............................................................................    44
12.12    Relationship..................................................................................    44
12.13    Section and Other Headings....................................................................    44
12.14    Disclosure....................................................................................    44
12.15    Acknowledgment of the Financial Condition of the Parties......................................    44
12.16    Cross-Default with Portfolio Sale Agreement...................................................    45
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                                LIST OF SCHEDULES

Schedule A     Legal Description of Property
Schedule B     List of Due Diligence Materials
Schedule C     FF& E Schedule
Schedule D     Form of Lease
Schedule E     Form of Memorandum of Lease
Schedule F     Name of Lender and List of Loan Documents, together with
               Estimated Principal Balance as of December 31, 2003 and
               Required Reserve/Escrow Balances and Required Additional Security
Schedule G-1   Form of Management Agreement
Schedule G-2   Form of Manager Subordination
Schedule G-3   Form of Pooling Agreement
Schedule H     List of Motor Vehicles and Description of Motor Vehicle Leases
Schedule I     Form of Special Warranty Deed
Schedule J     List of Renovation Contracts
Schedule K     Form of Assignment and Assumption of Contracts
Schedule L     Form of Assignment and Assumption of Occupancy Agreements
Schedule M     Form of Bill of Sale
Schedule N     Schedule of Non-Terminable Contracts
Schedule O     Litigation Matters
Schedule P     List of Environmental Reports
Schedule Q     Form of Assignment and Assumption of Intangible Property
Schedule R     Purchaser and Property Transferee Organizational Chart

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made effective as of December 19, 2003 (the "Effective Date"), by and between Niles Lifestyle Limited Partnership, an Illinois limited partnership (the "Seller"), and CNL Retirement Corp., a Florida corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller (this and other capitalized terms used and not otherwise defined in the Preamble having the meanings ascribed to such terms in
Section 1) is the owner of the senior living facility located on the land more particularly described on SCHEDULE A attached hereto and by this reference made a part hereof (all defined as "Property" herein); and

         WHEREAS, Purchaser is a Florida corporation that serves as advisor to CNL Retirement Properties, Inc., a Maryland corporation (the "REIT"), and enters into this Agreement with the interest of assigning its rights hereunder to an Affiliate of the REIT ("Property Transferee") that will purchase the Property and thereby acquire all of Seller's right, title and interest in and to the Property, with Property Transferee entering into a lease back to Seller, as tenant, in its capacity as tenant under such lease (in such capacity as a tenant, "Tenant"), with respect to the Property pursuant to which Tenant will be ultimately responsible for services associated with the independent living, special care and/or skilled nursing, as applicable, units on the leased Property and with Tenant, entering into a Management Agreement with Manager pursuant to which Manager will provide property management and ancillary services to the Property, all pursuant to the terms and conditions hereinafter set forth; and

         WHEREAS, the Property is subject to a right of first offer (the "ROFO") in favor of Senior Lifestyle Contribution Company, L.L.C. ("SLCC"); and

         WHEREAS, WHSLC Realty, L.L.C., an Affiliate of Seller, has delivered a letter to SLCC dated December 1, 2003, which letter provides the required "Internal Offer" to SLCC pursuant to Section 4.2(c) of the Second Amended and Restated Limited Liability Company Agreement of WHSLC Realty, L.L.C., dated as of July 2, 2001, and requests SLCC to deliver on or before February 2, 2004 (the "ROFO Response Deadline") SLCC's nonwaivable response stating if SLCC elects to purchase the Property, and specifies that the closing of the sale of the Property has to occur within ninety (90) days after WHSLC Realty, L.L.C.'s receipt of SLCC's response (the "ROFO Closing Deadline"); and

         WHEREAS, Seller desires to sell to Property Transferee the Property and thereby convey all of its right, title and interest in the Property, upon the terms and conditions hereinafter set forth; and

         WHEREAS, Seller desires to lease the Property back from Property Transferee and to contract with Manager for property management and ancillary services to the Property.

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         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

SECTION 1. DEFINITIONS.

         Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

         "Act of Bankruptcy" shall mean: (i) if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all of or a substantial part of its property; (b) admit in writing its inability to pay its debts as they become due; (c) make a general assignment for the benefit of its creditors; (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); (e) be adjudicated a bankrupt or insolvent; (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts;
(g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect); or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or (ii) if the proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner; (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets; or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or (iii) an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereinafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

         "Access Agreement" shall mean that certain Access Agreement dated as of December 1, 2003 by and between Seller and Purchaser.

         "Additional Deposit" shall mean an additional deposit consisting of a cash payment in the amount of Two Million Dollars ($2,000,000).

         "Additional Exception" shall have the meaning given such term in
Section 2.3(b).

         "Affiliate" shall mean any Person owned by, under common control with or controlled, directly or indirectly, by another Person. For the purposes of this Agreement, an "Affiliate" shall also mean and include a parent Entity, or the Person which controls (directly or indirectly) another Person.

         "Aggregate Shortfall Reserve Fund" shall mean the sum of Fifteen Million Dollars ($15,000,000), which represents the aggregate shortfall reserve balance under the lease

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contemplated by the Portfolio Sale Agreement and the Lease (defined as the
Aggregate Shortfall Reserve Fund Amount under the Pooling Agreement). Seller shall fund upon Closing its allocated portion of the Aggregate Shortfall Reserve Fund which amount shall be specified by the Purchaser within five (5) Business Days prior to the Closing. The Other Portfolio Sellers shall not be obligated to fund Seller's allocated portion of the Aggregate Shortfall Reserve Fund if the Closing on the Property does not occur.

         "Agreement" shall mean this Purchase and Sale Agreement, together with all Schedules attached hereto, as it and they may be amended from time to time as herein provided.

         "Analogous Loan" shall have the meaning given such term in Section 4.6.

         "Applicable Laws" shall mean any and all presently existing and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, requirements or ordinances of any Governmental Authority applicable to the Property.

         "Assignment and Assumption of Contracts" shall have the meaning given such term in Section 3.4(b).

         "As-Built Drawings" shall mean the final "as-built" plans and specifications for the Improvements located on the Property, which are to be furnished by Seller (if available) to Property Transferee pursuant to Section
3.4 of this Agreement.

         "Assets" shall mean all of the FF&E, the Contracts and the Intangible Property, collectively, owned as of the Closing Date by Seller in connection with or relating to the Property, other than any Excluded Assets.

         "Assumption Documents" shall have the meaning given such term in
Section 9.2(c).

         "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized by law or executive action to close.

         "Cap Amount" shall have the meaning given such term in Section 11.3.

         "Casualty Extended Closing Date" shall mean nine (9) months from the date of the Casualty Notice.

         "Casualty Notice" shall have the meaning given such term in Section 2.7(a).

         "Change Notice" shall have the meaning given such term in Section 6.1.

         "Claims" shall have the meaning given such term in Section 11.3.

         "Claim Notice" shall have the meaning given such term in Section 11.3.

         "Closing" shall have the meaning given such term in Section 3.1.

         "Closing Date" shall have the meaning given such term in Section 3.1.

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         "Closing Documents" shall have the meaning given such term in Section
11.3.

         "Closing Extension Conditions " shall have the meaning given such term at the end of Section 4.

         "Closing Extension Right " shall have the meaning given such term in
Section 4.

          "CNL RHB" shall mean CNL Retirement HB2, LP, a to-be-formed Delaware limited partnership, which will be the direct or indirect parent entity of Property Transferee.

         "COBRA" shall have the meaning given such term in Section 6.1(l).

         "Collateral Mortgage" shall mean Collateral Mortgage Capital, LLC, a Delaware limited liability company.

         "Condemnation Notice" shall have the meaning given such term in Section 2.6.

         "Confidentiality Agreement " shall mean that certain Confidentiality Agreement dated as of October 22, 2003 by and between WHSLH Realty, L.L.C., on behalf of Seller, and Purchaser.

         "Contracts" shall mean, (a) equipment leases relating to the Property and to which Seller or its Affiliate is a party, (b) Motor Vehicle Leases, (c) Renovation Contracts, (d) Third-Party Leases, and (e) any service or other contracts relating to the Property and to which Seller or its Affiliate is a party which are disclosed in writing to Purchaser on or before the Closing, are acceptable to Purchaser in Purchaser's reasonable discretion, and are to survive the Closing; provided that Purchaser shall not require Seller to terminate any Motor Vehicle Lease, Renovation Contract or Third-Party Lease, and Purchaser shall be responsible for any termination fees incurred by Seller relating to any Contract which Purchaser requires Seller to terminate at Closing. The Contracts shall be assigned to Property Transferee, but such assignment shall be effective only upon Property Transferee's election following the occurrence of an Event of Default as defined in the Lease, all as described in and subject to the terms of the Assignment and Assumption of Contracts. Each Contract payment incurred in respect of Contract performance after Closing shall be paid by Manager as a pass-through expense under the Management Agreement but all payments under the Renovation Contracts due on or after Closing shall be funded from the RC Escrow Account and shall be the sole liability of Tenant, subject to the terms of
Section 8.4.

         "Controlling Interest" shall mean: (a) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

         "Damaged Property" shall have the meaning given such term in Section 2.7(a).

         "Deposit" shall mean collectively, the Initial Deposit and the Additional Deposit.

         "Due Diligence Commencement Date" shall mean November 26, 2003.

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         "Due Diligence Materials" shall mean all of the documents and other materials delivered, or otherwise made available for inspection, including at Seller's offices, to Purchaser and its Representatives and on-site materials and financial statements delivered to Purchaser and its Representatives for inspection, under the Confidentiality Agreement, including the materials described or listed in SCHEDULE B hereto which may be supplemented on or before the Closing Date to reflect any additional materials delivered to Purchaser and its Representatives.

         "Due Diligence Payment" shall mean the lesser of (i) One Hundred Thousand Dollars ($100,000) or (ii) One Million Dollars ($1,000,000.00) less the amount of any "Due Diligence Payment" (as defined in the Portfolio Sale Agreement) paid, payable or otherwise claimed by Purchaser from the other Portfolio Sellers under the Portfolio Sale Agreement.

         "Due Diligence Period" shall mean the period commencing on the Due Diligence Commencement Date and ending at 5 p.m. EST on December 31, 2003.

         "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

         "Entity" shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

         "Environmental Reports" shall have the meaning given such term in
Section 2.5.

         "Excluded Assets" shall mean (i) any right, title or interest in the names "Horizon Bay" or "Horizon Bay Senior Communities" or any combination or variation thereof or any other trademark or trade name filed by Manager (and Manager and its Affiliates shall have the right to remove any such name or mark appearing on any signage or other property pursuant and subject to the terms of the Management Agreement); (ii) all property owned by Seller or any of its Affiliates, not normally located at the Property and used, but not exclusively, in connection with the operation of the Property; (iii) all items, tangible or intangible, consisting of Proprietary Information; (iv) computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), which are used by Seller or any Affiliate thereof in connection with the property management system and all future electronic systems developed by Seller or any of its Affiliates for use with respect to the Property; (v) all books, ledger sheets, files and records, but not any information therein relating to the Property except as otherwise excluded hereunder; (vi) all contracts pertaining to the operation of the Property other than the Contracts; and (vii) any software, manuals, brochures or directives used by Seller or any of its Affiliates, in the operation of the Property (not including data regarding the Property as opposed to Property operations), and (viii) any Motor Vehicles owned, rather than leased, by Seller or its Affiliates provided that such Motor Vehicles shall be delivered to Property Transferee or its designee upon the election of Property Transferee following an Event of Default (as defined in the Lease) under the terms and conditions specified in the Lease.

         "Extended Casualty Security Amount" shall have the meaning given such term in Section 2.7(a).

         "FAS" means supply items included within "Property and Equipment" under GAAP, including, but not limited to, linen, china, glassware, silver, uniforms, and similar items, whether used in connection with public space or in resident rooms.

         "FF&E" shall mean all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by Seller or any of its Affiliates, and located in or at, or used in connection with the ownership, operation or maintenance of, the Property, other than Motor Vehicles, but in any event excluding any Excluded Assets. FF&E shall include, but not limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Property, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, moveable machinery, moveable equipment, computers or trade fixtures or other personal property of any kind or description used or useful in the business on or the Property, and located on or in the Property, and all modifications, replacements, alterations and additions to such personal property; (c) the FAS; and (d) and all other tangible personal property used in connection with the operation, ownership, or maintenance of the Property (as such terms are customarily used and defined in the most broad and inclusive sense).

         "FF&E Schedule" shall mean the schedule of all FF&E (excluding fixtures and the FAS) at the Property owned by Seller and which FF&E is intended to be part of the Assets to be transferred to and owned by Property Transferee upon and following the Closing as further described in SCHEDULE C attached hereto, which schedule shall be prepared by Seller based on an internal inventory to be performed by the Property-based employees and delivered by Seller not less than five (5) Business Days prior to Closing.

         "Final Extended Closing Date" shall mean June 30, 2004.

         "GAAP" means Generally Accepted Accounting Principles as adopted by the American Institute of Certified Public Accountants, consistently applied.

         "Governmental Authority" shall mean any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

         "Hazardous Materials" shall mean materials, wastes or substances that are (i) included within the definition of any one or more of the terms "hazardous substances," "hazardous materials," "toxic substances," "toxic pollutants" and "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C.

Section 1801, et seq.) and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.) and the regulations promulgated pursuant to such laws, (ii) regulated, or classified as hazardous or toxic, under federal, state or local environmental laws or regulations, (iii) petroleum or petroleum by-products, including gasoline and diesel, (iv) asbestos or asbestos-containing materials,
(v) polychlorinated biphenyls, (vi) flammable explosives (vii) radioactive materials.

         "Immaterial Taking" shall mean a taking of any portion of the land or Improvements constituting a portion of the Real Property that would cost more than the greater of One Million Dollars ($1,000,000) or seven and one-half percent (7.5%) of the Purchase Price to rebuild the Improvements as nearly as possible to the same (but not less than) economic unit as it represented prior to the taking, and does not materially adversely affect access to the Improvements (any taking which results in the loss of the primary access route to the Improvements, whether such access is vehicular or pedestrian, is materially adverse), or compliance with zoning or building requirements, including parking (any taking which results in the Improvements not being able to be rebuilt upon the occurrence of a casualty is materially adverse).

         "Improvements" shall mean all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property, including, but not limited to, all pavement, access ways, curb cuts, parking, kitchen and support facilities, meeting and conference rooms, swimming pool facilities, recreational amenities, office facilities, drainage system and facilities, air ventilation and filtering systems and facilities and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television and natural gas, if applicable, to the extent the same form a part of the Property and all appurtenances thereto acquired by Property Transferee in connection with Property Transferee's acquisition of the Property pursuant to the terms of this Agreement.

         "Initial Deposit" shall mean a cash payment in escrow to the Title Company in the amount of One Million Dollars ($1,000,000).

         "Intangible Property" shall mean all transferable or assignable (a) Permits, and (b) certificates, licenses, warranties, guarantees and Contracts held by Seller, as owner, and/or its Affiliates, other than (x) the Excluded Assets and (y) such Permits which are to be held by, or transferred to, Seller, a tenant, and/or Manager in order to permit Tenant, and/or Manager, respectively, to operate or manage, as the case may be, the Property in accordance with the terms of the Lease and the Management Agreement.

         "Inventories" shall mean "Inventories" as defined by GAAP such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; medical supplies; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

         "Lease" shall mean, with respect to the Property, the "triple net" lease agreement to be entered into at the Closing by Property Transferee and the Tenant, substantially in the form attached hereto as SCHEDULE D.

         "Lender" shall mean the lender identified on SCHEDULE F attached hereto.

         "Lender Consent" shall have the meaning given such term in Section 4.6.

         "Licensing Condition" shall have the meaning given such term in Section 4.4.

         "Loan" means the loan evidenced by the Loan Documents relating to the Property in the estimated principal amount as of December 31, 2003 of approximately $28,066,044, or if the Loan is repaid prior to the Closing, the Substitute Loan.

         "Loan Assumption Consent" shall have the meaning given such term in
Section 4.6.

         "Loan Assumption Costs" shall mean any and all costs, expenses or other fees, including, without limitation, any review fees, transfer fees, assumption fees, attorneys' fees and other costs, expenses and fees provided for in the Loan Documents or charged by Lender and/or any Rating Agency in connection with Lender's or Rating Agency's consent to the sale of the Property and the assignment and assumption of the Loan to Purchaser and/or Property Transferee.

         "Loan Documents" shall mean the loan documents described in SCHEDULE F attached hereto with respect to the Property, or, if the Loan is repaid prior to the Closing, the Substitute Loan Documents.

         "Manager" shall mean Horizon Bay Management, L.L.C., a Delaware limited liability company.

         "Manager Subordination" shall mean a Subordination Agreement of Management Agreement and Management Fees to be executed by Manager in favor of the landlord under Lease, subordinating the Management Agreement and Manager's right to receive management fees thereunder, but only if the Property and the properties to be sold under the Portfolio Sale Agreement cash flow and the Aggregate Shortfall Reserve Fund are insufficient to pay the Lease's due and accrued rent and any other amounts due landlord and only to the extent of sixty percent (60%) of the total dollar value of the due and accrued management fees, substantially in the form attached hereto as SCHEDULE G-2.

         "Management Agreement" shall mean the Management Agreement to be entered into as of the Closing Date with respect to the Property, between Tenant and Manager, pursuant to which Manager shall provide property management and ancillary services to the Property and shall receive a management fee of five percent (5%) of the gross revenues of the Property, substantially in the form attached hereto as SCHEDULE G-1. The Management Agreement shall not be terminated or materially amended without the prior written approval of Property Transferee subject to and in accordance with the terms of the Lease and the Manager Subordination.

         "Memorandum of Lease" shall mean the Memorandum of Lease to be entered into as of the Closing Date with respect to the Property, between Property Transferee and the Tenant, substantially in the form attached hereto at SCHEDULE E and if consented to by Property Transferee and the Tenant, recorded among the applicable public records.

         "Motor Vehicles" shall mean those motor vehicles, regardless of whether leased or owned and described in SCHEDULE H attached hereto.

         "Motor Vehicle Leases" shall mean the leases described on SCHEDULE H pursuant to which Seller and/or its Affiliates lease motor vehicles in connection with the operation of the Property.

         "Non-Performing Party" shall have the meaning given such term in
Section 11.7(a).

         "Non-Terminable Contracts" shall have the meaning given such term in
Section 6.1(c).

         "Occupancy Agreements" shall mean those leases, rental agreements, license agreements and occupancy agreements pursuant to which an Occupant has a possessory right or license with respect to any portion of the Real Property. Occupancy Agreements shall not include Third-Party Leases.

         "Occupant(s)" shall mean the non-commercial tenant(s), licensee(s) or occupant(s) under any lease (other than the Lease relating to the Property), license agreement or occupancy agreement in effect at the Real Property.

         "Operating Statements" shall mean the Property statements of income and expenses of the Property for calendar year 2002, and year-to-date quarterly statements of income and expenses for 2003 (including any such subsequent statements issued prior to closing hereunder, including the Property statements of income and expense for calendar year 2003, as soon as they are available according to normal business practices).

         "Other Portfolio Sellers" means, collectively, (1) Riverchase Assisted Living, Ltd., a Texas limited partnership, (2) Senior Lifestyle Heritage, L.L.C, a Delaware limited liability company, (3) Integrated Management - Carrington Pointe, L.L.C., a Delaware limited liability company, (4) Integrated Living Communities of West Palm Beach, L.L.C. , a Delaware limited liability company,
(5) Senior Lifestyle Newport Limited Partnership, a Delaware limited partnership, (6) Senior Lifestyle Pinecrest Limited Partnership, a Delaware limited partnership, (7) Senior Lifestyle Prosperity Limited Partnership, a Delaware limited partnership, (8) Integrated Living Communities of Sarasota, L.L.C., a Delaware limited liability company, (9) Olympia Fields Senior Housing, L.L.C., a Delaware limited liability company, (10) Senior Lifestyle East Bay Limited Partnership, a Delaware limited partnership, (11) Senior Lifestyle Emerald Bay Limited Partnership, a Delaware limited partnership, (12) Greenwich Bay, L.L.C., a Delaware limited liability company, (13) Senior Lifestyle North Bay Limited Partnership, a Delaware limited partnership, (14) Senior Lifestyle Sakonnet Bay Limited Partnership, a Delaware limited partnership, (15) South Bay Manor, L.L.C., a Delaware limited liability company, (16) West Bay Manor, L.L.C., and (17) Integrated Living Communities of Dallas, L.P., a Delaware limited partnership.

         "Permits" shall mean all governmental permits and approvals, including licenses and authorizations, required for the ownership and operation of the senior living facility within and on the Improvements, including without limitation healthcare regulatory licenses, skilled nursing facility licenses, residential care for the elderly licenses, assisted living licenses, occupational licenses and/or qualifications to do business, certificates of need, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state or local authorities and other approvals granted by any public body.

         "Permitted Encumbrances" shall mean: (a) any exceptions, exclusions and other matters set forth in or disclosed by the Title Commitment in its form on the last day of the Due Diligence Period and any other exceptions to title that would be disclosed by a survey of the Real Property, including those disclosed on the Survey in its form on the last day of the Due Diligence Period; (b) liens for taxes, assessments and governmental charges with respect to the Property not yet due and payable or due and payable but not yet delinquent (provided the same are paid at Closing); (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations provided the same do not prohibit or impair in any material respects the use of the Property either as it is currently being used or otherwise as an senior living facility, as contemplated by this Agreement; (d) the Loan Documents evidencing and securing the Loan; (e) any utility, drainage or other easements which are customary in connection with (or which reasonably serve) the Improvements (provided that the same do not lie under any building unless the easements are not in use and not necessary for the Property or any adjacent or other benefited property and can be vacated) and with respect to which there are no material violations as of the Closing Date;
(f) the Lease, Memorandum of Lease, Management Agreement and Memorandum of Management Agreement for the Property; and (g) the Occupancy Agreements and Third-Party Leases.

         "Person" shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

         "Pooling Agreement" shall mean the Pooling Agreement to be entered into as of the Closing Date among Purchaser, Tenant and the Other Portfolio Sellers, as tenant, with the written joinder and consent of Manager, solely as paying agent, pursuant to which (i) the revenues of the Property and the properties to be sold under the Portfolio Sale Agreement and the Aggregate Shortfall Reserve Fund will be available to pay the Property operating expenses, including rent and any other amounts due landlord under the Lease and management fees (subject to the Manager Subordination), (ii) the Aggregate Lease Coverage Ratio (as defined in the Lease) will be calculated on an aggregate basis across the Property and the properties to be sold under the Portfolio Sale Agreement, (iii) Tenant's net cash flow from the Property, after payment of all bona fide operating expenses (including required reserves and management fees subject to the Manager Subordination) and rent and other payments under the Leases shall, under certain circumstances be deposited to replenish the Aggregate Shortfall Reserve Fund, (iv) the Aggregate Shortfall Reserve Fund shall be held by Purchaser and disbursed for the benefit of Purchaser and Manager, and (v) sixty percent (60%) of the management fees due to Manager under the Management Agreement shall under the terms and conditions specified in the Manager Subordination be subordinated to payment of other bona fide operating expenses or rent due for the Property and the properties to be sold under the Portfolio Sale Agreement, substantially in the form attached hereto as SCHEDULE G-3.

         "Portfolio Sale Agreement" shall mean that certain Purchase and Sale Agreement dated effective as of December 19, 2003 by and among the Other Portfolio Sellers and Purchaser.

         "Property" shall mean the Real Property, Improvements and Assets with respect to the Property.

         "Property Transferee" shall mean the entity that acquires title to the Property at the Closing. The Property Transferee shall be determined by Purchaser within the time period described in Section 9.1.

         "Proprietary Information" shall mean (a) all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than that which is commercially available, which are used by Seller or the Manager or any Affiliate thereof in connection with the property management system and all future electronic systems developed by Seller or Manager or any Affiliate thereof for use with respect to the Property, (b) all manuals, brochures and directives used by Seller or Manager or any Affiliate thereof with respect to the procedures and techniques to be used in operating the Property, and (c) employee records which must remain confidential either under applicable legal requirements or under reasonable corporate policies of Seller or Manager or any Affiliate thereof.

         "Purchase Price" shall mean Sixty One Million Two Hundred Thousand Dollars ($61,200,000) which is the amount to be paid by Purchaser to Seller for the Property, which shall be allocated among Real Property, Improvements and Assets for the Property by the parties within seven (7) Business Days prior to the scheduled Closing Date. The Purchase Price also shall be subject to adjustments, credits and prorations as provided herein.

         "Purchaser" shall mean CNL Retirement Corp., a Florida corporation, and its permitted successors and assigns.

         "Purchaser Closing Documents" shall have the meaning given such term in
         Section 11.5.

         "Rating Agency" shall mean Fitch, Inc., Moody's Investors Service, Inc. and S&P, or any successor entity of the foregoing, or any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with the assumption of a Loan.

         "RC Escrow Account" shall have the meaning given such term in Section 8.4.

         "Real Property" shall mean the real property described in SCHEDULE A hereto, together with all easements, rights of way, privileges, licenses and appurtenances which Seller may now own or hereafter acquire with respect thereto, less any portion or portions thereof taken by way of an Immaterial Taking.

         "REIT" shall have the meaning given such term in the Recitals.

         "Renovation Contract" shall mean those contracts identified on SCHEDULE J hereto between Seller or an Affiliate thereof and a contractor pursuant to which the contractor is performing renovations under the Horizon Bay Senior Communities renovation program which is contemplated to be completed or paid after the Closing.

         "Rent Rolls" shall mean those certain rent rolls delivered or made available to Purchaser or its Representatives as part of the Due Diligence Materials, and as updated by Seller as of the Closing Date.

         "Representatives" shall mean an Entity's respective officers, directors, partners, members, trustees, shareholders, controlling persons, employees, agents, advisors, attorneys, potential lenders, Affiliates or representatives.

         "ROFO" shall have the meaning given that term in the Recitals.

         "ROFO Closing Deadline" shall have the meaning given that term in the Recitals.

         "ROFO Condition" shall have the meaning given that term in Section 4.7.

         "ROFO Response Deadline" shall have the meaning given that term in the Recitals, and more specifically, February 2, 2004.

         "Second Security Amount" shall mean the lesser of (i) twenty percent (20%) of the Purchase Price, or (ii) if the sum of the amount in subsection (i) plus all of the deposits under the Portfolio Sale Agreement held by the Title Company exceed Twenty Million Dollars ($20,000,000), then Twenty Million Dollars ($20,000,000) minus the amount of all of the deposits under the Portfolio Sale Agreement held by the Title Company.

         "Seller" shall have the meaning given such term in the Preamble to this Agreement.

         "Seller's Broker" shall have the meaning given such term in Section
12.2.

         "SLCC" shall have the meaning given that term in the Recitals.

         "Substitute Loan" shall have the meaning given such term in Section
8.2.

         "Substitute Loan Documents" shall mean the loan documents executed and delivered by Seller in connection with the Substitute Loan.

         "Schedule of Non-Terminable Contracts" shall have the meaning given such term in Section 6.1(c).

         "Survey(s)" shall have the meaning given such term in Section 2.4.

         "Survival Date" shall have the meaning given such term in Section 11.4.

         "Tenant" shall have the meaning given such term in the Recitals.

         "Termination Notice" shall have the meaning given such term in Section 2.2.

         "Threshold Amount" shall have the meaning given such term in Section 11.3.

         "Third-Party Costs" shall have the meaning given such term in Section 10.2(b).

         "Third-Party Leases" shall mean leases, rental agreements, license or other agreements between Seller and third-party non-residential tenants or licensees related to occupancy and use of a portion of the Property, but shall not include Occupancy Agreements.

         "Title Commitment" shall have the meaning given such term in Section 2.3(a).

         "Title Company" shall mean Fidelity National Title Insurance Company or such other title insurance company as shall have been approved by Purchaser and Seller.

         "Transaction Documents" have the meaning given such term in Section 12.15.

         "Transfer Taxes " have the meaning given such term in Section 10.2(c).

          "WARN Act " shall have the meaning given such term in Section 6.1(l).

SECTION 2. PURCHASE-SALE AND LEASE; DUE DILIGENCE; CONDEMNATION AND CASUALTY.

         2.1 Purchase-Sale and Lease. Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to Purchaser, the Property for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement. Further, in consideration of the mutual covenants herein contained, upon, and subject to, acquisition by Purchaser of the Property, Purchaser hereby agrees to simultaneously lease to Tenant, and Tenant hereby agrees to simultaneously lease back from Purchaser, the Property on the terms and conditions of the Lease, and in accordance with the terms of this Agreement. Finally, in consideration of the mutual covenants herein contained, Seller hereby agrees to convey at the Closing to Purchaser the existing FAS associated with the Property and the existing Inventories located at the Property, on the terms and conditions set forth herein, provided that Seller shall retain and Property Transferee shall have no obligation to fund or replace the working capital associated with or set aside associated with the Property at the Closing, subject to the rights of the Tenant under the Lease to use the Aggregate Shortfall Reserve Fund to fund Property post-Closing operating expenses and utility and other deposits required at Closing (other than security amounts described in the Assumption Documents or otherwise contemplated by the Loan Documents) and provided that Tenant shall have the benefit of the prorations applicable to the period from and after the Closing Date.

         2.2 Diligence Inspections. During the Due Diligence Period, Purchaser shall conduct its due diligence investigations regarding the purchase of the Property. At any time prior to the expiration of the Due Diligence Period, Purchaser shall have the right, in its sole and absolute discretion, and for any or no reason whatsoever, to terminate this Agreement by written notice to Seller (the "Termination Notice") delivered on or prior to the expiration of the Due Diligence Period and Purchaser shall receive a return of the Deposit. If the Termination Notice is not delivered on or prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have reviewed, accepted and approved all of the Due Diligence Materials.

         2.3      Title Matters.

                  (a) During the Due Diligence Period, Purchaser shall obtain from the Title Company, at its sole cost and expense, a current title commitment for an ALTA extended owner's policy with respect to the Property, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the "Title Commitment"). Purchaser shall provide (or shall cause the Title Company to provide) Seller with a copy of the initial Title Commitment and all updates thereto, including, within three (3) Business Days after the expiration of the Due Diligence Period, the Title Commitment dated most recently prior to the expiration of the Due Diligence Period. If Purchaser does not deliver the Termination Notice during the Due Diligence Period, Purchaser will be deemed to have approved all Permitted Encumbrances. Notwithstanding the foregoing, Seller shall cause all monetary liens not relating to the Loan or the Loan Documents encumbering the Property (e.g., mechanics' liens) to be released at or prior to the Closing; provided, however, such liens may continue to encumber the Property at Closing if the Title Company is willing to insure over such liens in a manner reasonably acceptable to Purchaser and such liens are released promptly following the Closing. Seller's obligation to cause the release of any such liens pursuant to the immediately preceding sentence shall survive the Closing.

                  (b) In the event that Seller decides to encumber the Property with an additional title matter, Seller shall give Purchaser written notice thereof together with a copy of the document, instrument or other matter to be imposed against or on the Property ("Additional Exception"). Within five
(5) Business Days after receipt of a notice (and a copy) of any Additional Exception with respect to the Property, Purchaser shall give Seller notice of its approval or disapproval thereof. Purchaser shall not withhold its approval of any such Additional Exception which would qualify as a Permitted Encumbrance specified in the definition of Permitted Encumbrance which does not have a material adverse effect on the value or use of the Property by Purchaser, Tenant or Manager. If Purchaser fails to respond within said five (5) Business Day period, Purchaser shall be deemed to have approved such Additional Exception. Notwithstanding anything herein to the contrary, an Additional Exception shall not include any monetary encumbrance not relating to the Loan or the Loan Documents encumbering the Property (e.g., mechanics' liens) and Seller shall discharge or cause the Title Company to insure over in a manner reasonably acceptable to Purchaser all such monetary encumbrances on or before the Closing Date. No consent or approval to any Additional Exception by Purchaser shall constitute an agreement by Purchaser to pay any special assessment or other tax or levy arising under such Additional Exception that would otherwise be payable by Seller under this Agreement.

         2.4 Survey. During the Due Diligence Period, Purchaser shall endeavor to obtain, at its sole cost and expense, current as-built ALTA surveys with respect to the Property (the "Survey"), by a licensed surveyor in the jurisdiction in which the Property is located. Purchaser shall provide (or shall cause the surveyors to provide) Seller with a copy of the initial Survey and all updates thereto, including, within five (5) Business Days after the expiration of the Due Diligence Period, the Survey as most recently updated prior to the expiration of the Due Diligence Period. If Purchaser does not deliver the Termination Notice, Purchaser will be deemed to have accepted all matters set forth on the Survey.

         2.5 Environmental Reports. During the Due Diligence Period, Purchaser shall have the option to obtain, at its sole cost and expense, a Phase I environmental report in respect of the Property (the "Environmental Report"). In the event Purchaser terminates this Agreement, Purchaser agrees to provide Seller with a copy of the initial Environmental Report and all updates thereto. If Purchaser does not deliver the Termination Notice, Purchaser will be deemed to have accepted all matters set forth in the Environmental Report.

         2.6 Condemnation. If prior to Closing, any proceedings, judicial, administrative or otherwise, which relate to a taking or proposed taking of any portion of a Real Property by eminent domain, Seller shall promptly notify Purchaser of the same (the "Condemnation Notice"). If the Real Property is subject to an Immaterial Taking, Seller shall so notify Purchaser pursuant to the Condemnation Notice and this Agreement will remain in full force and effect, but at Closing Seller shall assign all condemnation proceeds payable (but not yet paid as of Closing) to Purchaser and to the extent that Seller has received any condemnation proceeds prior to Closing, Seller shall abate the Purchase Price by an amount equal to the award paid to Seller on account of such taking. If such condemnation is not an Immaterial Taking, Purchaser may elect within ten
(10) Business Days of its receipt of the Condemnation Notice, and the Closing Date shall, if necessary, be extended to give Purchaser the benefit of the entire ten (10) Business Day period, either (i) to terminate this Agreement, or
(ii) to consummate the transactions contemplated hereby, notwithstanding such condemnation, without any abatement or reduction in the Purchase Price on account thereof except as herein provided, but at Closing Seller shall assign all condemnation proceeds payable (but not yet paid as of Closing) to Purchaser and to the extent that Seller has received any condemnation proceeds prior to Closing, Seller shall abate the Purchase Price by an amount equal to the award paid to Seller on account of such taking, less the amount of Seller's costs and expenses, including reasonable attorneys' fees and expenses, in establishing and collecting such award. In addition, if Purchaser elects to proceed in accordance with clause (ii) above, Purchaser shall have the right to appear and defend at such condemnation proceedings. Purchaser shall make any such election by written notice to Seller given on or prior to the fifth (5th) day after Purchaser's receipt of the Condemnation Notice. Failure of Purchaser to give such notice within the time prescribed by the preceding sentence shall be deemed an election by Purchaser to proceed in accordance with clause (ii) above.

         2.7      Casualty.

                  (a) If prior to the Closing, the Property is damaged or destroyed by fire or other casualty (the "Damaged Property"), Seller shall promptly, but in any event within five (5) Business Days, notify Purchaser of the same (the "Casualty Notice"). If the cost of restoring the damage to the Property is greater than seven and one-half percent (7.5%) of the Purchase Price, but less than Two Million Dollars ($2,000,000), Seller shall state in its Casualty Notice if it elects to postpone Closing only for a reasonable time, but no later than the Casualty Extended Closing Date, in which event simultaneously with the delivery of the Casualty Notice Purchaser shall post with the Title Company a deposit (separate from the Deposit) in the amount of five percent (5%) of the Purchase Price ("Extended Casualty Security Amount"). In the event that Seller makes the election under the immediate preceding sentence, Seller shall restore the Property as nearly as possible to the same economic unit as it represented prior to the casualty using the insurance proceeds (but Seller shall pay any insurance deductible) and Purchaser shall be obligated to proceed to Closing on the Property upon its restoration subject to the other terms and conditions of this Agreement only if the Property's trailing three (3) months net operating income before the extended Closing Date is at least ninety-five percent (95%) of the Property's trailing three (3) months net operating income before the date on which the casualty occurred. If Closing on the Property has not occurred by the Casualty Extended Closing Date, then this Agreement shall terminate and be of no further force and effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement, Purchaser shall receive a return of the Extended Casualty Security Amount, and each party to this Agreement shall pay for its own out-of-pocket expenses incurred in respect of the transactions contemplated by this Agreement.

                  (b) If the cost of restoring the damage to the Property is the lesser of (i) the greater of (A) One Million Dollars ($1,000,000) or (B) seven and one-half percent (7.5%) of the Purchase Price or greater, or (ii) Ten Million Dollars ($10,000,000) in the aggregate with respect to casualties affecting the Property together with one or more of the properties sold under the Portfolio Sale Agreement, and Seller did not exercise its option to postpone Closing specified in Section 2.7(a), Purchaser shall have the right, upon notice to Seller in writing within ten (10) Business Days of receipt of the Casualty Notice, and the Closing Date shall, if necessary, be extended to give Purchaser the benefit of the entire ten (10) Business Day period, to terminate this Agreement.

                  (c) If Purchaser does not elect to terminate this Agreement pursuant to Section 2.7(b), or if the cost of restoring the damage is less than the greater of (A) One Million Dollars ($1,000,000) or (B) seven and one-half percent (7.5%) of the Purchase Price, then (i) Purchaser shall receive at the Closing, to the extent such sums have not been expended on repair work with the reasonable approval of Purchaser (except for emergency repairs for which no approval shall be required), the amount of the deductible plus the amount necessary to repair any uninsured loss plus an assignment of all insurance proceeds payable (but not yet paid) as a result of such loss, plus all insurance proceeds received by Seller as a result of such casualty loss, (ii) this Agreement shall continue in full force and effect with no reduction in the Purchase Price and (iii) Seller shall have no obligation to repair such damage.

                  (d) The risk of loss to the Property shall remain with Seller until the Closing.

                  (e) In the event of a disagreement between Seller and Purchaser as to whether a casualty satisfies a threshold set forth in this
Section 2.7, the determination of the independent insurance adjuster pursuant to Seller's casualty insurance policy shall be binding.

SECTION 3. PURCHASE AND SALE; DEPOSIT.

         3.1 Closing. The purchase, sale and lease of the Property and other transactions contemplated hereby shall be consummated on a date (the "Closing Date") that is mutually agreeable to the parties but no later than February 3, 2004, as such date may be extended pursuant to the express terms and conditions of this Agreement (the "Closing"). The Closing shall be held in escrow with the Title Company at the offices of Arent Fox Kintner Plotkin & Kahn, PLLC, 1050 Connecticut Avenue, NW, Washington, DC 20036, or at such other location as Seller and Purchaser may agree.

         3.2 Purchase Price. At Closing, Purchaser shall pay Seller the Purchase Price provided that the parties acknowledge that, if Purchaser assumes the Loan rather than obtaining an Analogous Loan, a portion of the Purchase Price shall be paid by Purchaser's and/or Property Transferee assuming at Closing the Loan made by the Lender to Seller, as borrower, which Loan is evidenced and secured by the Loan Documents. Accordingly, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of (i) the outstanding principal balance and (ii), to the extent unpaid by Seller, as borrower, interest for the month of Closing from the most recent payment date through the Closing Date due under the Loan on the Closing Date, together with any past due interest or other sums then due and payable by Seller to Lender other than the Loan Assumption Costs payable by Purchaser pursuant to Section
10. The balance of the Purchase Price shall be payable by Purchaser by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by Seller prior to the Closing, subject to any adjustments and apportionments of the Purchase Price set forth in Section 10.

         3.3 Deposit. Prior to the Effective Date, Purchaser deposited the Initial Deposit by wire transfer of immediately available funds in escrow with the Title Company. Prior to the end of the Due Diligence Period, Purchaser shall deposit the Additional Deposit by wire transfer of immediately available funds in escrow with the Title Company. The Deposit shall be held in an insured money market account, certificates of deposit, US Treasury Bills or such other instruments reasonably designated by Purchaser and all interest thereon shall be deemed a part of the Deposit. If the purchase and sale of the Property as contemplated hereunder is consummated, then the Deposit (including the interest accrued on the Deposit) shall be paid to Seller at the Closing and credited against the Purchase Price.

         3.4 Seller's Closing Documents. On the Closing Date, Seller, in its capacity as seller and as tenant, Manager, or their respective Affiliates, as applicable, shall have delivered (or cause to be delivered) to Purchaser the following:

                  (a) A Special Warranty Deed, duly executed by Seller, conveying to Property Transferee good and marketable title to Property, free from all liens, encumbrances, security interests, options and adverse claims of any kind or character, subject to the Permitted Encumbrances, in the form set forth in SCHEDULE I attached hereto;

                  (b) An Assignment and Assumption of Contracts duly executed by Seller (or its Affiliate, as applicable), and Property Transferee in the form set forth in SCHEDULE K attached hereto, pursuant to which Seller (or its Affiliate, as applicable) shall assign its Contracts to Property Transferee, but such assignment shall be effective only upon the occurrence of an Event of Default (as defined in the Lease) and delivery of the notice described in SCHEDULE K;

                  (c) An Assignment and Assumption of Intangible Property duly executed by Seller and Property Transferee in the form set forth in SCHEDULE Q attached hereto;

                  (d) Updated Rent Roll and an Assignment and Assumption of Occupancy Agreements duly executed by Seller and Property Transferee in the form set forth in SCHEDULE L, attached hereto (provided, however, that Property Transferee's sole liability relating to Occupancy Agreements shall be to refund Occupants' security deposits actually transferred to it pursuant to the Lease), pursuant to which Seller shall assign its Occupancy Agreements to

Property Transferee, but such assignment shall be effective only upon the occurrence of an Event of Default (as defined in the Lease) and delivery of the notice described in SCHEDULE L;

                  (e) Copies of letters duly executed by Seller and approved by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), advising each of the residents under the Occupancy Agreements of the change in ownership of the Property and advising of Seller's change in status from owner to tenant (and that Seller, as tenant, continues to hold any security deposit under an Occupancy Agreement;

                  (f) A Bill of Sale duly executed by Seller and Property Transferee in the form set forth in SCHEDULE M, attached hereto;

                  (g) A copy of the Management Agreement executed by Manager and Tenant, and a Manager Subordination duly executed by Manager, both of which are in full force and effect as of Closing;

                  (h) The Lease duly executed by Tenant, and Property Transferee and a Memorandum of Lease in recordable form, which is in full force and effect as of Closing;

                  (i) To the extent a Lender Consent has been obtained for the Loan, the Assumption Documents with respect to the Loan;

                  (j) Certified copies of all organizational documents, applicable resolutions, certificates of incumbency, and good standing certificates with respect to Seller, in its capacity as seller and tenant, and such other Persons as Purchaser may reasonably require;

                  (k) A certificate of a duly authorized officer of Seller confirming the continued truth and accuracy of its representations and warranties in this Agreement (subject to such changes as Seller has given notice of to Purchaser pursuant to Section 6);

                  (l) The "As-Built" Drawings (if available) and an original (or if not available, a copy) of the final certificate of occupancy for the Property;

                  (m)      Copies of the Permits;

                  (n)      Copies of the Contracts;

                  (o) The original (or if not available, copies) of any and all warranties and guarantees pertaining to the Improvements;

                  (p)      The FF&E Schedule;

                  (q) An owner's affidavit executed by Seller in the form mutually agreeable to Seller and Title Company for the purpose of satisfying any request for the same in the Title Commitment;

                  (r)      A settlement statement;

                  (s) The Pooling Agreement duly authorized and executed by all the parties thereto; and

                  (t) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

         3.5 Purchaser Closing Documents. On the Closing Date, Purchaser and Property Transferee, as the case may be, shall have delivered to Seller the following:

                  (a) Duly executed and acknowledged counterparts of the documents described in Subsections 3.4(b), (c), (d), (h), (i), (r), and (s);

                  (b) A certificate of a duly authorized officer of Purchaser and Property Transferee confirming the continued truth and accuracy of the representations and warranties of Purchaser in this Agreement;

                  (c) Certified copies of applicable resolutions, certificates of good standing, and certificates of incumbency with respect to Purchaser, Property Transferee, and such other Persons as Seller may reasonably require;

                  (d) Assignments of Purchase and Sale Agreement by Purchaser to Property Transferee; and

                  (e) Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

SECTION 4. CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

The obligation of Purchaser to acquire the Property on the Closing Date shall be subject to the satisfaction or written waiver of the following conditions precedent on and as of the Closing Date:

         4.1 Representations and Warranties of Seller True. The representations and warranties of Seller set forth in Section 6.1 (as the same may have been changed by the Change Notice from Seller as provided therein) shall be true, correct and complete in all material respects (without duplication as to the materiality qualifications contained therein) on and as of the Closing Date (except that any representations or warranties made as of a specified date shall be true and correct in all material respects (without duplication as to the materiality qualifications contained therein) as of such specified date); provided, however, that notwithstanding anything contained herein to the contrary, this condition shall be deemed to have been satisfied even if such representations were not true and correct in all material respects (without duplication as to the materiality qualifications contained therein) on the Effective Date but are so true and correct in all material respects (without duplication as to the materiality qualifications contained therein) on the Closing Date. In the event the representations and warranties are deemed modified by the changes set forth in the Change Notice, and (a) if Seller agrees to indemnify Purchaser against any loss that may be suffered by Purchaser as a result of such changes and so notifies Purchaser in the Change Notice, then Purchaser will be required to close hereunder without any abatement of the Purchase Price or changes in any other condition, and (b) if Seller elects not to so indemnify Purchaser and Seller does not extend the Closing Date pursuant to an express right to do so under this Agreement, Purchaser may elect (i) to terminate this Agreement and receive a return of the Deposit, in which event this Agreement shall terminate and be of no further force or effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement and, only if all Change Notice circumstances relate solely to events or circumstances arising following the Due Diligence Period, Seller shall pay Purchaser its actual out-of-pocket expenses incurred in respect of the transaction contemplated by this Agreement not to exceed the Due Diligence Payment, and in all other circumstances each party shall bear its own out-of-pocket expenses incurred in respect of the transactions contemplated by this Agreement, or (ii) to consummate the transactions contemplated hereby, notwithstanding such change in the representations and warranties, without any abatement or reduction in the Purchase Price on account thereof. Purchaser shall make any such election by written notice to Seller given on or prior to the fifth (5th) day after Purchaser's receipt of the Change Notice and time shall be of the essence with respect to the giving of such notice. Failure of Purchaser to give such notice of its election in accordance with clause (i) above shall be deemed an election Purchaser to proceed in accordance with clause (ii) above.

         4.2 Seller's Performance. Seller shall have performed all covenants, agreements and delivered all documents required by this Agreement to be performed or delivered by it on or before the Closing Date.

         4.3 Title Policies. The Title Company shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges and delivery of all conveyance documents, to issue the title policy pursuant to the Title Commitment in its form at the end of the Due Diligence Period; provided that Purchaser shall have ordered and delivered to Purchaser, the Title Commitment and all updates thereto in accordance with the requirements of Section 2.3.

         4.4 Permits. Tenant and Manager shall hold all Permits necessary for Tenant and Manager to perform its obligations to provide the services and operate the Property as required under the Lease and the Management Agreement, as applicable ("Licensing Condition").

         4.5 No Bankruptcy. No Act of Bankruptcy on the part of Seller or Manager shall have occurred and remain outstanding as of the Closing Date.

         4.6 Approval of Lender. Either (i) Lender shall have approved in writing the sale of the Property to Purchaser and/or Property Transferee, the Lease of the Property back to the Tenant, the Management Agreement with Manager and the assumption by Purchaser and/or Property Transferee of the Loan ("Loan Assumption Consent") or (ii) Lender or Collateral Mortgage shall have made a new loan on the Property on all of the same economic terms and conditions as the Loan encumbering the Property on the Effective Date and evidenced by substantially similar loan documents as the loans encumbering the senior living properties commonly known as The Heritage Palmeras, Manor at Newport Place and Prosperity Oaks as approved by Purchaser in its reasonable discretion, which are each owned by an Other Portfolio Seller (an "Analogous Loan"; either or both the Loan Assumption Consent or the Analogous

Loan are referred to herein as the "Lender Consent") pursuant to applicable Assumption Documents (only with respect to the Loan Assumption Consent).

         4.7 ROFO Condition. (a) SLCC shall have not exercised its ROFO on or before the ROFO Response Deadline, or (b) if SLCC shall have exercised its ROFO, it shall have not closed on the purchase of the Property on or before the ROFO Closing Deadline, or (iii) SLCC shall have waived its ROFO in writing ("ROFO Condition").

         To the extent that (i) (A) a Lender Consent has not been obtained and/or (B) the Licensing Condition is not satisfied with respect to the Property and/or (C) the ROFO Condition is not satisfied, and/or (D) the closing condition specified in Section 4.3 is not satisfied, but (ii) all other conditions precedent are satisfied (collectively, the "Closing Extension Conditions"), then either Purchaser or Seller may, by notice to the other party given before the scheduled Closing Date extend the Closing Date until five (5) Business Days after the failed Lender Consent and/or Licensing Condition and/or ROFO Condition and/or Section 4.3 closing condition has been satisfied, but no later than the Final Extended Closing Date ("Closing Extension Right"). In the event either Purchaser or Seller exercises the Closing Extension Right, on the initially scheduled Closing Date, the Deposit shall be either increased or decreased such that it equals the Second Security Amount. If the Closing has not occurred by the Final Extended Closing Date, then this Agreement shall terminate and be of no further force and effect, except with respect to provisions hereof which by their express terms survive a termination of the Agreement, Purchaser shall (subject to the terms of Section 11.2 to the contrary) receive a return of the Deposit, and each party to this Agreement shall (subject to the terms of Section
11.1 to the contrary) pay for its own out-of-pocket expenses incurred in respect of the transactions contemplated by this Agreement. Notwithstanding the terms of the previous sentence, if the Closing Extension Right is exercised, Seller shall reimburse Purchaser for its out-of-pocket expenses incurred in respect of the Property, not to exceed the Due Diligence Payment, if the Closing fails to occur due to Seller's failure to cooperate in satisfying the Licensing Condition, Seller's breach of its covenants set forth in Section 8.2, or if Closing fails to occur due to SLCC exercising its ROFO on or before the ROFO Response Deadline and SLCC thereafter closes on the purchase of the Property.

Notwithstanding any language to the contrary herein, Seller shall have the right, but not the obligation, to terminate this Agreement if SLCC exercises its ROFO, whereupon Purchaser shall receive a return of the Deposit, and Seller shall reimburse Purchaser for the out-of-pocket expenses incurred in respect of the Property, not to exceed the Due Diligence Payment. Furthermore, this Agreement shall terminate automatically upon SLCC closing on the Property whereupon Purchaser shall receive a return of the Deposit and Seller shall reimburse Purchaser for its out-of-pocket expenses incurred in respect of the Property, not to exceed the Due Diligence Payment.

SECTION 5. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

The obligation of Seller to convey and transfer to Purchaser the Property on the Closing Date is subject to the satisfaction or written waiver of the following conditions precedent on and as of the Closing Date:

         5.1 Representations and Warranties True. The representations and warranties made by Purchaser pursuant to Section 7 shall be true and correct in all material respects (without duplication as to materiality qualifications contained therein) on the Effective Date and shall be true and correct in all material respects (without duplication as to materiality qualifications contained therein) on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         5.2 Purchaser's Performance. Purchaser shall have performed all covenants, agreements and delivered all documents required by this Agreement to be performed or delivered by it on or before the Closing Date.

         5.3      Permits. The Licensing Condition shall be satisfied.

         5.4 Approval of Lender. Lender shall have given a Lender Consent, which shall include (i) only in the event of a Loan Assumption Consent, Lender's approval in writing of the sale of the Property to Property Transferee and assumption by Property Transferee and/or Purchaser of the Loan encumbering the Property, (ii) executed releases in form and substance reasonably satisfactory to Seller releasing Seller, its Representatives and any of Seller's Affiliates that may be obligated under any of the Loan Documents, including any guaranty or indemnity, from any and all liability under or in respect of the Loan from and after the Closing Date (which may, if an Analogous Loan is made at Closing, be in the form of Loan release documents), and (iii) authorization of the return to Seller of all funds, letters of credit or other security held by or for the benefit of Lender under any reserve or escrow accounts (the nature and amount of any reserve/escrow balances required by Lender and a list of any additional security required by Lender under the Loan Documents existing on the date of this Agreement is included in SCHEDULE F).

         5.5      ROFO Condition. The ROFO Condition shall have been satisfied.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER; PURCHASER'S INDEPENDENT
           INVESTIGATION; ACCESS.

         6.1 Representation and Warranties of Seller. To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows:

                  (a) Organization and Authorization. Seller is an entity duly organized and in good standing in the state of its organization and is duly qualified to do business and in good standing in the state in which the Property is situated. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other document to be delivered by Seller on or prior to the Closing Date is or shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of Seller.

                  (b) FF&E. Seller has good and marketable title to the FF&E described on the FF&E Schedule provided to Purchaser. The FF&E Schedule accurately describes in all material respects the FF&E owned by Seller and located at the Property.

                  (c) Contracts. To Seller's knowledge, the only Contracts and amendments thereto that will be in effect on the Closing Date that are not terminable without cause or penalty within sixty (60) days with respect to the Property (the "Non-Terminable Contracts") are as set forth in SCHEDULE N (the "Schedule of Non-Terminable Contracts") or as entered into in accordance with
Section 2.3(b). To Seller's knowledge, Seller has performed in all material respects all of its obligations under each Contract to which Seller is a party or is subject and, to Seller's knowledge, no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default by Seller under any such Contract. Further, to Seller's knowledge, all other parties to such Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder.

                  (d) Compliance with Laws. As of the Effective Date, Seller has not received any notice (whether written or oral) from any Governmental Authority or possess any actual knowledge that all or any portion of the Property is or was at any time within the one-year period immediately prior to the Effective Date in material violation of the Applicable Laws relating to the Property, which material violation has not been cured or remedied in accordance with and so complies in all material respects with such Applicable Law prior to the Effective Date.

                  (e) No Consents. No consents from third parties, except for the Lender Consent and the consents required for the satisfaction of the ROFO Condition, are required for the performance of Seller's obligations hereunder.

                  (f) Litigation. Except as set forth in SCHEDULE O attached hereto, Seller has not received written notice of and, to Seller's knowledge, no investigation, action or proceeding is pending or, to Seller's knowledge, threatened, and Seller has not received written notice of and, to Seller's knowledge, no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (b) may result in or subject the Property to a material liability which is not covered by insurance, whether or not Purchaser is indemnified by Seller with respect to the same, or (c) involves condemnation or eminent domain proceedings against any material part of the Property.

                  (g) FIRPTA. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

                  (h) Operating Statements. The Operating Statements for the Property are the operating statements used in Seller's ordinary course of business and, to Seller's knowledge, are in accordance with the books and records of Seller. To Seller's knowledge, the Operating Statements state in all material respects the Property's income and expenses for the applicable periods set forth therein.

                  (i) Permits. To Seller's knowledge, as of the Effective Date, Seller holds all material Permits necessary for the current use, occupancy and operation of the Property.

                  (j) Environmental Matters. Seller has delivered to Purchaser copies of all final environmental reports or studies and final indoor air quality reports prepared for Seller by third party consultants in Seller's possession relating to the Property, which reports are listed on SCHEDULE P attached hereto. To Seller's actual knowledge and except for any matters which are disclosed in the reports listed on SCHEDULE P, Seller is not aware that the Property is not in compliance with any Applicable Laws relating to environmental conditions or Hazardous Materials. Seller has not received any written notice of any pending or, to the best of Seller's knowledge, threatened action or proceeding arising out of the environmental condition of the Property, Hazardous Materials located on the Property, or any alleged violation of environmental statutes, ordinances or regulations.

                  (k) No Conflicting Agreements. Subject to satisfaction of the Lender Consent condition and the ROFO Condition, the transfer and delivery by Seller of the Property to Purchaser as provided hereunder and the performance by Seller of its obligations under this Agreement will not conflict with or result in the breach of any of the terms of any agreement or instrument to which Seller is a party.

                  (l) Employees. Seller shall be responsible for payment of all wages and salaries payable to, and all vacation pay, pension and welfare benefits and other fringe benefits accrued and required by Applicable Law, with respect to all individuals employed by Seller at the Property relating to the period prior to the Closing, and Manager, on behalf of Tenant, pursuant to the terms of the Management Agreement, shall be responsible for payment of all such wages, salaries and vacation pay, pension, welfare and other benefits relating to the period commencing on and from and after the Closing to the extent required by Applicable Law. All of the employees at the Property prior to the Closing Date are employees of Seller or Seller's Affiliate and Seller or its Affiliate shall continue to employ such employees immediately after the Closing Date except for those employees that may be terminated in the ordinary course of business unrelated to the sale of the Property. At no time hereunder, upon the Closing or under the Lease, shall any of the employees at the Property, including employees of Manager, be or be deemed to be the employees of Purchaser or Property Transferee and upon and after the Closing, be or be deemed to be transferred to Purchaser or Property Transferee. If required, Seller or Manager, as applicable, will comply with the notice and other requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any similar state or local legislation with respect to such employee matters, and such obligation shall survive the Closing, notwithstanding anything to the contrary in the WARN Act. Because neither Purchaser nor Property Transferee at no time will be or be deemed to be the employer of employees at the Property, it is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee at the Property including employees of Manager, or of Seller attributable to any time period up to, upon and after the Closing Date. Similarly, there shall be no union agreements, pension plans, health plans, benefit plans, deferred compensation plans, bonus plans or vacation plans or similar agreements for or concerning such employees which shall be binding upon Purchaser. Nothing contained in this Section 6.1(l) shall be construed to affect any of the rights and obligations of the parties under the Lease or the Management Agreement.

                  (m) Tax Returns. All privilege, gross receipts, excise, sales and use, personal property and franchise taxes with respect to the Property resulting from its operations prior to the Closing will be paid by Seller as and when due and payable, and all tax returns for such taxes shall be prepared and duly filed by Seller prior to the Closing Date, or will be prepared and duly filed by Seller prior to the due date (including extensions thereof) under Applicable Law.

                  (n) Construction Contracts: Mechanics' Liens. At the Closing, there will be no outstanding Contracts, including Renovation Contracts, made by Seller for the construction or repair of any Improvements relating to the Property which have not been fully paid for or provision for the payment of which has not been made by Seller and Seller shall discharge and have released of record or bonded all mechanics' or materialmen's liens, if any, arising from any labor or materials furnished to its Property prior to the Closing to the extent any such lien is not insured over by the Title Company or bonded over pursuant to Applicable Law.

                  (o) Insurance. Seller has received no written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

                  (p) Loan Documents. The Loan Documents described in SCHEDULE F that encumber the Property constitute all of the loan documents in Seller's possession and all of the material loan documents and related instruments in effect with respect to the Loan and have not been modified except as set forth in SCHEDULE F. The Loan Documents relating to the Property are in full force and effect. Seller has received no written notice of default under the Loan Documents that has not been cured and Seller has no actual knowledge of any state of facts that, with the giving of notice or passage of time or both, would give rise to a material default by Seller under the Loan Documents.

The representations and warranties made in this Agreement by Seller, in Sections
6.1 (a), (c), (d), (e), (f), (g), (h), (i), (j) (k), (l), (m) and (o), are made as of the Effective Date and shall be deemed remade by Seller as of the Closing Date, with the same force and effect as if made on, and as of, the Closing Date; and the representations and warranties made in this Agreement by Seller in Sections 6.1(b), (n) and (p), shall be made as of the Closing Date. Notwithstanding the foregoing, Seller shall have the right, from time to time prior to the Closing Date, to modify the representations and warranties made in
Section 6.1(d) (Compliance with Laws), Section 6.1(f) (Litigation), Section 6.1(i) (Permits), Section 6.1(j) (Environmental Matters), Section 6.1(k) (No Conflicting Agreements) and Section 6.1(o) (Insurance) as a result of changes in applicable conditions beyond the control of Seller, by notice to Purchaser ("Change Notice").

As used in this Agreement, the phrases "to Seller's knowledge," or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Thilo D. Best, Jon
A. DeLuca, and Stephen Benjamin. The Persons named in the immediately preceding sentence shall not have any personal liability hereunder. Notwithstanding any language to the contrary herein and without limiting Purchaser's due diligence rights hereunder, Purchaser shall have the right to make inquiry of the executive directors of the Property during the Due Diligence Period with respect to each of the representations and warranties which relate to a Property's operations, which representations and warranties comprise Section 6.1(b), (c), (d), (f),
(i), (j), (k), (l), (n), and (o).

         6.2      Purchaser's Independent Investigation.

                  (a) Purchaser, for itself, Property Transferee and any of their successors or assigns acknowledges and agrees that it is being given the full opportunity during the Due Diligence Period to inspect and investigate each and every aspect of the Property, either independently or through Representatives or experts of Purchaser's choosing, as Purchaser considers necessary or appropriate, and the funding of the Additional Deposit will conclusively evidence Purchaser's complete satisfaction with such independent investigation except to the extent and only for the period specified in a fully executed amendment to this Agreement. Such independent investigation by Purchaser shall include, without limitation:

                           (i)      all matters relating to title to the
Property;

                           (ii)     all matters relating to governmental and
other legal requirements with respect to the Property, such as taxes, assessments, zoning, use permit requirements and building codes;

                           (iii)    all zoning, land use, building,
environmental and other statutes, rules, or regulations applicable to the Real Property;

                           (iv)     the physical condition of the Real Property,
including the interior, the exterior, the square footage of the Improvements, the structure, the roof, the paving, the utilities, and all other physical, structural and functional aspects of the Real Property;

                           (v)      reports, studies, assessments,
investigations and other materials related to the presence of Hazardous Materials at, on or under the Real Property and the compliance of the Real Property with all environmental laws, including environmental assessment reports;

                           (vi)     any easements and/or access rights affecting
the Real Property;

                           (vii)    the Occupancy Agreements with respect to the
Real Property and all matters in connection therewith, including the ability of the Occupants thereto to pay the rent;

                           (viii)   the Contracts (including the Renovation
Contracts) and any other documents or agreements of significance affecting the Property;

                           (ix)     all matters that would be revealed by an
ALTA as-built survey, a physical inspection or an environmental site assessment of the Real Property;

                           (x)      the Operating Statements provided by Seller
and all matters relating to the income and operating or capital expenses of the Property and all other financial matters which Purchaser chooses to investigate;

                           (xi)     the Due Diligence Materials heretofore
delivered or made available to Purchaser and/or its Representatives for their review and approval; and

                           (xii)    all other matters of significance affecting
or otherwise deemed relevant by Purchaser with respect to the Property.

                  (b) Purchaser acknowledges and agrees that (i) on or prior to the expiration of the Due Diligence Period it will have completed its independent investigation of the Property and the Due Diligence Materials, (ii) it is acquiring the Property based on such independent investigation as well as Seller's representations and warranties hereunder, and subject to all information disclosed in the Due Diligence Materials and (iii) shall have no right after the expiration of the Due Diligence Period to terminate this Agreement based on any further investigations of the Property or the Due Diligence Materials except as provided in Section 11.1. The failure of Purchaser to send a Termination Notice prior to the expiration of the Due Diligence Period shall conclusively constitute Purchaser's approval of each and every aspect of the Property. The preceding sentence is not intended to relieve, and shall not relieve, Seller from any representations set forth in Section 6.1.

                  (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS". EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, PURCHASER IS NOT RELYING ON ANY ORAL UNDERTAKING OR WRITTEN STATEMENT WHICH IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT WITH RESPECT TO ITS DUE DILIGENCE CONCERNING THE PROPERTY. PURCHASER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM OR ON BEHALF OF SELLER, MANAGER, OR ANY AFFILIATE OF THE FOREGOING, ANY ACCOUNTING, FEASIBILITY, MARKETING, ECONOMIC, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF THIRD PARTY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT AND OTHER ADVISORS.

         6.3      Access.

         The provisions of the Access Agreement are incorporated herein by reference.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows:

         7.1 Organization and Authorization. Purchaser is an entity duly organized and in good standing in the state of its organization. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser or Property Transferee on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of Purchaser or Property Transferee enforceable against Purchaser or Property Transferee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other document to be delivered by Purchaser or Property Transferee on or prior to the Closing Date is or shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of Purchaser or Property Transferee. On and as of the Closing Date, Property Transferee shall be duly organized and in good standing in the state of its organization and shall be duly qualified to do business and in good standing in the state in which the Property situated.

         7.2 No Consents. No consents, subject to satisfaction of the Lender Consent condition, from third parties are required for the performance of Purchaser's obligations hereunder.

         7.3 No Conflicting Agreements. The acquisition of the Property by Purchaser as provided hereunder and the performance by Purchaser of its obligations under this Agreement will not conflict with or result in the breach of any of the terms of any agreement or instrument to which Purchaser is a party.

         7.4 Litigation. Purchaser has received no written notice of and, to Purchaser's knowledge, no investigation, action or proceeding is pending and, to Purchaser's knowledge, no action or proceeding is threatened and Purchaser has received no notice of, and to Purchaser's knowledge, no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

         The representations and warranties made in this Agreement by Purchaser are made as of the Effective Date and shall be deemed remade by Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. As used in this Agreement, the phrase "to Purchaser's knowledge," or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Marcel Verbaas, Matthew Huggins, Daryl McCombs, Phillip Anderson and Edwin Hendriksen.

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SECTION 8. INTERIM OPERATION OF THE PROPERTY.

Seller hereby covenants with Purchaser as follows:

         8.1 Compliance with Laws and Permitted Encumbrances. From the Effective Date to the Closing Date, Seller shall use commercially reasonable efforts to comply in all material respects with (i) all Applicable Laws affecting the Property and (ii) all terms, covenants and conditions of instruments of record affecting the Property.

         8.2      Substitute Loan; Assumption of Loan.

                  (a) Promptly following the Effective Date, Seller shall have the right, notwithstanding any language to the contrary herein, but not the obligation, to request the Lender or Collateral Mortgage to refinance the existing Loan with a new loan which may on an interim basis have such economic terms as Seller may determine in its sole discretion until Closing, but which upon Closing hereunder, to the extent the Substitute Loan is to be assumed by Purchaser and/or the Property Transferee at Closing and thereupon satisfy the Lender Consent conditions, shall be on all of the same economic terms and conditions as the Loan encumbering the Property on the Effective Date and evidenced by substantially similar loan documents as the loans encumbering the senior living properties commonly known as The Heritage Palmeras, Manor at Newport Place and Prosperity Oaks as approved by Purchaser in its reasonable discretion, which are each owned by an Other Portfolio Seller (the "Substitute Loan") in the event that the Closing of the sale of the Property to the Purchaser pursuant to this Agreement is not, in the reasonable judgment of Seller, expected to occur on the date of the closing of the sale of the other properties under the Portfolio Sale Agreement.

                  (b) Promptly following the Effective Date, Seller shall request the Lender's consent to the sale of the Property and the assumption by Purchaser or Property Transferee of the Loan, and shall, using its commercially reasonable efforts, diligently and in good faith, cooperate with Purchaser's efforts to obtain such consent. Seller shall submit to the Lender or its servicer within the later of (i) ten (10) Business Days after the Effective Date or (ii) five (5) Business Days after written request, in writing, with a copy to Purchaser, all information required of Seller with respect to the assumption of the Loan. From the Effective Date to the Closing Date, Seller shall use its commercially reasonable efforts to comply in all material respects with all terms, covenants and conditions of all Loan Documents.

         8.3 General Operation. Except as otherwise contemplated or permitted by this Agreement or approved by Purchaser in writing, from the Effective Date to the Closing Date, Seller agrees that it will operate, maintain, repair, license, and lease the Property in the ordinary course and consistent with Seller's past practices and will not dispose of or encumber all or any portion of the Property, except for dispositions of personal property in the ordinary course of business or as otherwise permitted by this Agreement. Without limiting the foregoing, Seller shall, in the ordinary course, file all renewal applications for the Property licenses on a timely basis, enforce the Occupancy Agreements in all material respects, perform in all material respects all of licensors' or landlords' obligations under the Occupancy Agreements (other than Occupancy Agreements that are in the process of being terminated due to a resident's or tenant's default thereunder), not grant any raises to or terminate any Property employees except in the ordinary course of business, and pay all costs and expenses of the Property which are Seller's responsibility to pay.

         8.4 Maintenance and Renovation Contracts. Between the Effective Date and the Closing Date, Seller shall (i) maintain the Property in substantially the same manner as prior hereto pursuant to Seller's normal course of business, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Real Property by casualty or other causes or events beyond the control of Seller; provided, however, that Seller's maintenance obligations under this subsection shall not include any obligation to make capital expenditures not incurred in Seller's normal course of business or any other expenditures not incurred in Seller's normal course of business; and (ii) perform its obligations under the Renovation Contracts, including timely paying for all amounts due thereunder. On the Closing Date, Seller shall provide the Title Company pursuant to an escrow agreement acceptable to Seller and the Title Company with an amount equal to one hundred and ten percent (110%) of any amounts not yet due and payable by Seller under the Renovation Contracts to be held in escrow in an interest-bearing account (the "RC Escrow Account") by the Title Company and disbursed by the Title Company from time to time pursuant to written instructions from Seller in accordance with the provisions of the Renovation Contracts. Upon the completion of the work under each Renovation Contract and Title Company receiving appropriate lien waivers from the contractor(s) under such Renovation Contract, Title Company shall disburse to Seller any remaining funds in the RC Escrow Account relating to such Renovation Contract. Seller shall be responsible to timely complete and pay all costs of and shall indemnify Purchaser and its assigns against any cost, loss, damage or liability relating to any failure of Seller to pay all amounts due under the applicable Renovation Contract.

         8.5 Audits of the Property and Operations. From the Effective Date to the Closing Date, Seller shall cooperate fully at no out-of-pocket cost to Seller with Purchaser's audits of all financial information and operations relating to the Property as reasonably required by Purchaser to comply with applicable underwriting policies and securities law and corporate governance policies applicable to the REIT and its Affiliates.

SECTION 9. COVENANTS OF PURCHASER.

         Purchaser hereby covenants with Seller as follows:

         9.1 Property Transferee. No later than the later of (i) five (5) Business Days after the last day of the Due Diligence Period or (ii) the date that the structure and organizational documents therefor shall be approved by Lender (and in any event prior to seven (7) Business Days before the scheduled Closing Date), Purchaser, the REIT, or their Affiliates shall form the Property Transferee. With respect to the actual acquisition and fee simple ownership of the Property, the Property will be acquired and owned at the Closing by Property Transferee. Property Transferee will be the landlord under the Lease. The proposed organizational chart for the limited partnerships described in this
Section 9.1 is attached hereto as SCHEDULE R. Seller hereby acknowledges and agrees that Purchaser shall have the right to assign this Agreement with respect to the Property to Property Transferee as may be necessary in order to effectuate the intent of this Section 9.1.

         9.2      Assumption of the Loan.

                  (a) Purchaser shall use its commercially reasonable efforts to obtain the Lender Consent and endeavor diligently and in good faith to complete the assumption of the Loan. If Purchaser does not terminate this Agreement on or prior to the expiration of the Due Diligence Period, it shall be deemed to have agreed to assume the Loan under the terms of the Loan Documents.

                  (b) Without limiting the generality of the foregoing, Purchaser shall: (i) submit all information with respect to Purchaser, REIT, Property Transferee, its Representatives and Affiliates, as Lender may request,
(ii) provide such legal opinions as Lender may require, from counsel acceptable to Lender and in form and substance acceptable to Lender, (iii) satisfy Lender's requirements with respect to the single purpose and/or single asset entity and bankruptcy remote structure of ownership of Property Transferee; (iv) deposit with Lender such funds as may be required in accordance with the terms of the Loan Documents, to establish required reserve or escrow accounts and deliver to Lender any letters of credit required by Lender as security under the terms of the Loan Documents; provided, however, Purchaser shall not be required to fund amounts materially in excess of the reserve/escrow balances required by Lender and letters of credit described in SCHEDULE F or any reserve/escrow balances required by Lender under the Substitute Loan Documents; (v) comply with any other conditions to the transfer which may be reasonably imposed by Lender and, if the Loan has been securitized prior to the Closing, by any applicable Rating Agencies; and (vi) take such other actions as may be required to comply with the transfer provisions of the Loan Documents.

                  (c) Purchaser shall, and shall cause CNL RHB and/or Property Transferee, as the case may be, to execute, acknowledge and deliver to Lender at Closing such documents as specified in the Loan Documents or as Lender may reasonably require consistent with customary loan assumption practices in order to confirm Purchaser's and/or Property Transferee's assumption of the Loan Documents, and shall not unreasonably withhold their agreement to other documents reasonably required and not materially expanding liability under the Loan Documents to enable Lender to release Seller and its Representatives and Affiliates from further liability in respect of the Loan (collectively, the "Assumption Documents"). The Assumption Documents shall include, without limitation, the following: (i) an assumption agreement pursuant to which Property Transferee and/or Purchaser assumes the obligations of borrower under the Loan Documents to which borrower is a party, (ii) an agreement executed by CNL RHB, Purchaser or such other Entity as may be acceptable to Lender substantially in the form of any existing guaranty and environmental indemnity; and (iii) a schedule of the Loan Documents and a statement by Lender of the outstanding principal balance of the Loan and that there are no notices of default outstanding and that Lender does not have knowledge of any monetary defaults thereunder. The Assumption Documents shall provide for such amendments to the applicable Loan Documents as are necessary to (x) substitute Purchaser and/or Property Transferee as borrower, (y) substitute CNL RHB, Purchaser, or such other Entity as may be acceptable to Lender as a substitute guarantor or indemnitee, as the case may be, and (z) modify representations and warranties and affirmative and negative covenants as necessary to delete all references to Seller, its Representatives and Affiliates, and to reflect Purchaser's and its Affiliates' dates of formation and structure of ownership and the Lease with Tenant and Management Agreement with Manager.

                  (d) Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be obligated to enter into any agreements with Lender that would modify the economic terms of the Loan, increase the obligations of the borrower, beyond those of Seller as borrower and beyond those of the currently applicable guarantors and indemnitors, under the Loan Documents, reduce the rights of the borrower under the Loan Documents, or require Purchaser to assume any pre-existing obligations or defaults of Seller, as borrower, under the Loan (except for any liabilities which Purchaser would have incurred had it entered into a new loan (e.g., liabilities relating to the pre-existing environmental condition of the Property under an environmental indemnity)).

                  (e) Purchaser shall (i) submit to Lender or its servicer within the later of (i) ten (10) Business Days after the Effective Date or (ii) five (5) Business Days after written request therefor, in writing, all information reasonably required of Purchaser with respect to the assumption of the Loan, and (iii) pay or prepay, as may be required by Lender, the Loan Assumption Costs requested by Lender or its servicer in connection with the assumption of the Loan.

         9.3 Notice of Intent to Purchase. Upon the earlier to occur of either (i) three days following notice of request from Seller or (ii) February 1, 2004, Purchaser shall provide written notice to Seller confirming Purchaser's interest in and intent to purchase the Property on the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, Purchaser's failure to provide the notice required in the immediately preceding sentence to Seller shall not affect Purchaser's obligations to timely purchase the Property pursuant to the terms and conditions of this Agreement.

SECTION 10. APPORTIONMENTS.

         10.1     Apportionments.

                  (a) All real estate taxes (including special assessments attributable to the period prior to the Closing), utility, security deposits under the Occupancy Agreements, and any other deposits in connection with Property operations (other than security amounts described in the Assumption Documents or otherwise contemplated by the Loan Documents), and items of income and expense with respect to the Property shall be adjusted between Seller and each Tenant as of the Closing Date (Purchaser shall not be obligated to fund any deposits except for security amounts described in the Assumption Documents or otherwise contemplated by the Loan Documents). Interest payable under the Loan for the month of Closing shall be prorated as of the Closing Date. All items of revenue, cost and expense of the Property with respect to the period prior to the Closing Date shall be for the account of the Tenant. All items of revenue, cost and expense of the Property with respect to the period from and after the Closing Date shall be for the account of Tenant, according to the terms of the Lease. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by Representatives of Seller and Purchaser at the Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date (provided that such ninety day period shall be extended up to an additional thirty (30) days after the necessary information becomes available for the parties to calculate any necessary adjustments relating to payments of real estate taxes or special assessments), based upon an accounting performed by Manager and acceptable to Seller and Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 10.1 within such 90 day period, upon application by any such party, a certified public accountant reasonably acceptable to the parties to such disputed adjustment shall determine any such adjustments which have not theretofore been agreed to between such parties. The charges of such accountant shall be borne equally by the parties to such disputed adjustment. All adjustments to be made as a result of the final results of the adjustments shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof.

                  (b) The provisions of this Section 10.1 shall survive the Closing.

         10.2     Closing Costs.

                  (a) All Third-Party Costs (hereinafter defined) shall be borne one hundred percent (100%) by Purchaser. All Third-Party Costs are included in the determination of rent under the Lease (subject to the terms of the Lease providing that the maximum amount of Third-Party Costs which may be included in the determination of rent is Seven Million Three Hundred Thousand Dollars ($7,300,000) with respect to the Property and all of the properties which are the subject of the Portfolio Sale Agreement excluding any reserves required to be posted by Purchaser, its Affiliates, or the Property Transferee on the Closing Date to satisfy the requirements of the Lender or any of the other lenders of the properties which are subject of the Portfolio Sale Agreement).

                  (b) As used herein, the term "Third-Party Costs" shall mean the following costs and expenses which are incurred by Seller, Purchaser, or their respective Affiliates in accordance with the terms of this Section 10.2(b): (i) Environmental Reports prepared in connection with the purchase and sale of the Property; (ii) the Survey prepared pursuant to Section 2.4; (iii) premiums for the title insurance policies and endorsements to be provided at the Closing pursuant to the terms of this Agreement; (iv) any closing or escrow charges or other expenses payable on the Closing Date to the Title Company conducting the Closing; (v) property appraisals prepared in connection with the purchase and sale of the Property pursuant to this Agreement; (vi) Purchaser's local counsel fees incurred in connection with the consummation of the Closing, the satisfaction of the Licensing Condition, in the assumption of the Loan (which fees shall be limited to those incurred in connection with usual and customary local counsel services in similar commercial real estate transactions); (vii) all fees and expenses, including Purchaser's, Seller's, and their respective Affiliates' attorneys' fees and expenses and fees and expenses charged by any governmental entity relating to satisfaction of the Licensing Condition, provided, however that Purchaser shall have no responsibility for any fees and expenses relating to correcting or otherwise addressing Property deficiencies or violations and that Seller's counsel shall provide Purchaser with a good faith, non-binding estimate of its costs relating to satisfying the Licensing Conditions within seven (7) Business Days after the Effective Date;
(viii) the third-party market assessment reports obtained by Purchaser; (ix) the out-of-pocket costs of the audits of all financial information and operations relating to the Property as more fully described in Section 8.7; (x) the third-party land-use, architectural and engineering inspection reports of the Property obtained by Purchaser; (xi) the third-party audited special purpose financing statements for the Property obtained by Purchaser, (xii) subject to the terms of the next sentence, any other separate out-of-pocket costs and expenses incurred by Seller or Purchaser or their respective Affiliates in connection with the consummation of the Closing or incurred in connection with the consummation of the assumption of the Loan (including payment of prepayment fees and expenses), including but not limited to the Loan Assumption Costs, and the fees and expenses of counsel of Purchaser, its Affiliates, and counsel of the Lender in connection with the preparation and negotiation of this Agreement and all other documents and instruments in connection with the consummation of the Closing or in connection with the consummation of the assumption of the Loan (including payment of prepayment fees and expenses) by Purchaser and/or Property Transferee; (xiii) Transfer Taxes incurred on the Closing Date or in connection with the assumption of the Loan by Purchaser; and (xiv) any reserves required to be posted by Purchaser, its Affiliates, or the Property Transferee on the Closing Date to satisfy the requirements of the Lender or any of the other lenders of the properties which are subject of the Portfolio Sale Agreement. Seller shall be responsible for the fees and expenses of its and its Affiliates' outside counsel including but not limited to, Arent Fox Kintner Plotkin & Kahn, PLLC, its accountants, and/or other professional fees (subject to clause (vii) of the immediately preceding sentence relating to satisfaction of the Licensing Condition), in connection with the preparation and negotiation of this Agreement and all other documents and instruments in connection with the consummation of the Closing and the assumption of the Loan by Purchaser and/or Property Transferee. All amounts payable by Purchaser under this Section 10.2(a) shall be paid by Property Transferee in the event that the Closing is consummated hereunder. To the extent that the Third-Party Costs are known and have or shall be paid on or prior to the Closing Date by Seller or its Affiliate (without implying Seller obligation to advance Third Party Costs), within two Business Days prior to the Closing Date, Seller shall provide Purchaser with written notice and a copy of the calculations of any amounts due to Seller pursuant to this Section and Purchaser shall reimburse Seller on the Closing Date for such costs and expenses. No later than thirty (30) days after the third month anniversary of the Closing Date, Seller shall provide Purchaser with written notice and a copy of the calculations of any amounts due to Seller pursuant to this Section which were not paid by Purchaser on the Closing Date and Purchaser shall promptly reimburse Seller for such costs and expenses.

                  (c) As used herein, the term "Transfer Taxes" shall mean any transfer, sales, use, recordation or other similar taxes, impositions, expenses or fees incurred in connection with the Closing, the assumption of the Loan and/or the recordation or filing of any documents or instruments in connection therewith or the sale, transfer or conveyance of the Property from Seller to Property Transferee or the lease of the Property from Property Transferee to Tenant. Transfer Taxes shall not include, and Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and occupancy taxes, due or owing to any Governmental Authority in connection with the operation of the Property for any period of time prior to the Closing, and Property Transferee, and Tenant, as applicable, shall be solely responsible for all such taxes for any period from and after the Closing, and provided further that any income tax arising as a result of the sale and transfer of the Property by Seller to Purchaser shall be the sole responsibility of Seller.

                  (d) The obligations of the parties under this Section 10 shall survive the Closing.

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

SECTION 11. REMEDIES FOR PRE-CLOSING AND POST-CLOSING DEFAULTS.

         11.1     Purchaser's Remedies for Pre-Closing Default.

                  (a) If Seller shall have made any representation or warranty in Section 6.1 with respect to the Property which shall be untrue in any material respect when made or updated as herein provided, subject to any Change Notice, or if Seller shall fail to perform when it is obligated to so any of the material covenants and agreements contained herein with respect to the Property and such condition or failure continues for a period of ten (10) Business Days after written notice thereof from Purchaser, then Purchaser's sole remedy shall be (i) to terminate this Agreement and this Agreement shall be of no further force and effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement in which event: (1) Seller shall reimburse to Purchaser an amount equal to the Due Diligence Payment, and (2) the Title Company shall promptly return to Purchaser the Deposit; (ii) to consummate the transactions contemplated hereby, notwithstanding such default, without any abatement or reduction in the Purchase Price on account thereof, or (iii) compel specific performance of this Agreement. It is understood and agreed that for purposes of this Section 11.1, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made.

                  (b) Notwithstanding the foregoing or any other provision of this Agreement, in the event that a Seller default described in Section 11.1(a) can be cured or compensated for by the payment of money, Purchaser shall not have the right to terminate this Agreement by reason thereof in the event that Seller elects to grant to Purchaser at the Closing a credit against the Purchase Price in an amount agreed upon by Seller and Purchaser, each acting reasonably, as necessary to fully cure or compensate Purchaser for such default.

                  (c) Without limitation of the foregoing, if Purchaser has knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (ii) any breach of or inaccuracy in any representation or warranty of Seller made in this Agreement, and nonetheless elects to proceed to Closing, then, upon the consummation of the Closing, Purchaser shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no claim against Seller with respect thereto.

         11.2     Seller's Remedy for Pre-Closing Default.

                  (a) If Purchaser shall have made any representation or warranty in Section 7 which shall be untrue in any material respect when made or updated as herein provided, or if Purchaser shall fail to perform when it is obligated to do so any of the material covenants and agreements contained herein and such condition or failure continues for a period of ten (10) Business Days after written notice thereof from Seller, then Seller's sole remedy shall be (i) to terminate this Agreement and this Agreement shall be of no further force and effect, except with respect to provisions hereof which by their express terms survive a termination of this Agreement in which event the Title Company shall promptly DISBURSE TO SELLER THE DEPOSIT; or (ii) to consummate the transactions contemplated hereby, notwithstanding such default, without any abatement or reduction in the Purchase Price on account thereof. PURCHASER AND SELLER AGREE THAT THE DEPOSIT CONSTITUTES A FAIR AND REASONABLE AMOUNT TO BE RECEIVED BY SELLER AS AGREED AND LIQUIDATED DAMAGES FOR PURCHASER'S DEFAULT UNDER THIS AGREEMENT, AS WELL AS A FAIR, REASONABLE AND CUSTOMARY AMOUNT TO BE PAID AS LIQUIDATED DAMAGES TO SELLER IN AN ARM'S LENGTH TRANSACTION OF THE TYPE CONTEMPLATED BY THIS AGREEMENT UPON A DEFAULT BY THE PURCHASER THEREUNDER; AND RECEIPT BY SELLER OF THE DEPOSIT UPON PURCHASER'S DEFAULT HEREUNDER SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE. It is understood and agreed that for purposes of this Section 11.2, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made.

                  (b) If Seller with knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Purchaser under this Agreement and/or (ii) any breach of or inaccuracy in any representation or warranty of Purchaser made in this Agreement which would entitle Seller to terminate this Agreement, and nonetheless elects to proceed to Closing, then, upon the consummation of the Closing, Seller shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no claim against Purchaser with respect thereto.

         11.3 Limitations on Purchaser's Post-Closing Claims. Notwithstanding any provision to the contrary herein (but subject to the last sentence of this Section 11.3) or in any document or instrument (including any deeds or assignments) executed by Seller and delivered to Purchaser or Property Transferee at or in connection with the Closing (excluding the Lease, the Memorandum of Lease, the Management Agreement, the Memorandum of Management Agreement, and any exhibit thereto, collectively, "Closing Documents"), Seller shall have no (and Seller is exculpated and released from any) liability whatsoever with respect to any suits, actions, proceedings, investigations demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including without limitation, attorneys' and experts' fees and costs of investigation and remediation costs (collectively, "Claims") under, and Purchaser shall be forever barred from making or bringing any Claims with respect to any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Closing Document, except to the extent (and only to the extent) that the aggregate amount of all Claims for breach of Seller's representations and warranties, covenants and indemnities exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold Amount") (but if such Claim is valid and is finally determined (or settled) to be in excess of the Threshold Amount, then Seller's liability shall extend to the "first dollar" of Purchaser's Claim); provided, however, notwithstanding any provision to the contrary herein or in any Closing Document, the total liability of Seller for any or all Claims shall not exceed two and one-half percent (2.5%) of the Purchase Price (the "Cap Amount"). Further, notwithstanding any provision to the contrary herein or in any Closing Document, Seller shall have no liability with respect to any Claim under any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Closing Document, which Claim relates to or arises in connection with (1) any Hazardous Materials (except solely to the extent that Seller has breached its representation in

Section 6.1(j) (Environmental Matters), (2) the physical condition of the Property (except solely to the extent that Seller has breached its representation in Section 6.1(d) (Compliance with Laws)) or (3) any other matter not expressly set forth in Seller's representations and warranties set forth in
Section 6.1, or their covenants and indemnities hereunder or in any Closing Document. Purchaser shall not make any Claim or deliver any notice of a Claim (a "Claim Notice") unless in good faith, it believes the Claim would exceed the Threshold Amount. Notwithstanding any provision to the contrary, the provisions of this Section 11.3, Section 11.4, Section 11.7, and Section 11.8 shall not be construed to reduce, increase or otherwise modify the obligations of the parties in their respective capacities as landlord, tenant and manager under the Lease, Management Agreement and any ancillary document thereto.

         11.4 Survival of Purchaser's Claims. Except as otherwise specifically set forth in this Agreement, the representations and warranties, covenants and indemnities of Seller contained herein or in any Closing Document shall survive only until the date that is twelve (12) months after the Closing Date (the "Survival Date"). Any Claim that Purchaser may have any time against Seller for breach of any such representation, warranty, covenant or indemnity, whether known or unknown, with respect to which a Claim Notice has not been delivered to Seller on or prior to the Survival Date, shall not be valid or effective and the party against whom such Claim is asserted shall have no liability with respect thereto. Any Claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, or its covenants and indemnities whether known or unknown, with respect to which a Claim Notice has been delivered to Seller on or prior to the Survival Date may be the subject of subsequent litigation brought by Purchaser against Seller. For the avoidance of doubt, on the Survival Date, Seller shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Purchaser, Property Transferee, and/or their successors and assigns with respect to any Claims or any other matter relating to this Agreement or any Closing Document, except solely for those matters that are then the subject of the pending Claim Notice delivered by Purchaser to Seller that is still pending on the Survival Date.

         11.5 Limitations on Seller's Post-Closing Claims. Notwithstanding any provision to the contrary herein (but subject to the last sentence of this Section 11.5) or in any document or instrument executed by Purchaser and delivered to Seller at or in connection with the Closing, (excluding the Lease and Memorandum of Lease, collectively, "Purchaser Closing Documents"), Purchaser shall have no liability whatsoever with respect to any Claims under any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Purchaser Closing Document, except to the extent that the aggregate amount of all Claims for breach of Purchaser's representations and warranties, covenants and indemnities with respect to the Property exceeds the Threshold Amount (but if such claim(s) is/are valid and finally determined (or settled) to be in excess of the Threshold Amount, then Purchaser's liability shall extend to the "first dollar" of Seller's Claim); provided, however, notwithstanding any provision to the contrary herein or in any Purchaser Closing Document, the total liability of Purchaser for any or all Claims with respect to the Property shall not exceed the Cap Amount. Further, notwithstanding any provision to the contrary herein or in any Purchaser Closing Document, Purchaser shall have no liability with respect to any Claim under any of the representations and warranties, covenants and indemnities contained in this Agreement or in any Purchaser Closing Document, which Claim relates to or arises in connection with any other matter not expressly set forth in Purchaser's representations and warranties set forth in Section 7 or its covenants or indemnities in any Purchaser Closing Document. Seller shall not make any Claim or deliver any Claim Notice unless in good faith, Seller believes the Claim would exceed the Threshold Amount as set forth above. Notwithstanding any provision to the contrary, the provisions of this Section 11.5, Section 11.6,
Section 11.7, and Section 11.8 shall not be construed to reduce increase or otherwise modify the obligations of the parties in their respective capacities as landlord, tenant and manager under the Lease, Management Agreement and any ancillary documents thereto.

         11.6 Survival of Seller's Claims. Except as otherwise specifically set forth in this Agreement, the representations and warranties, covenants and indemnities of Purchaser contained herein or in any Purchaser Closing Document shall survive only until the Survival Date. Any Claim that Seller may have any time against Purchaser for breach of any such representation, warranty, covenant, or indemnity, whether known or unknown, with respect to which a Claim Notice has not been delivered to Purchaser on or prior to the Survival Date, shall not be valid or effective and the party against whom such Claim is asserted shall have no liability with respect thereto. Any Claim that Seller may have at any time against Purchaser for a breach of any such representation or warranty, covenants and indemnities whether known or unknown, with respect to which a Claim Notice has been delivered to Purchaser on or prior to the Survival Date may be the subject of subsequent litigation brought by Seller against Purchaser. For the avoidance of doubt, on the Survival Date, Purchaser shall be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to Seller, and/or their successors and assigns with respect to any Claims or any other matter relating to this Agreement or any Purchaser Closing Document, except solely for those matters that are then the subject of the pending Claim Notice delivered by Seller to Purchaser that is still pending on the Survival Date.

         11.7     Limitations on Liability.

                  (a) The parties hereto confirm and agree that in each instance herein where a party or its Affiliates is entitled to payment or reimbursement for damages, costs or expenses pursuant to the terms and conditions of this Agreement, any payment or reimbursement made to such party shall be conclusively deemed to be for the account of both such party and its Affiliates, it being acknowledged and agreed that a payment or reimbursement made to such party for damages, costs or expenses shall be sufficient to satisfy all claims for payment or reimbursement of such party and its Affiliates. The parties further confirm and agree that no party hereto (a "Non-Performing Party") will be deemed to be in default hereunder or be liable for any breach of its representations and warranties under this Agreement if its failure to perform an obligation hereunder is based solely on the non-performance of another party to this Agreement (which other party is not an Affiliate of the Non-Performing Party) or where all conditions precedent to the obligation of such Non-Performing Party to consummate the Closing under Sections 4 or 5, as applicable, have not been fulfilled.

                  (b) To the maximum extent permitted by applicable law, no shareholder, director, officer or employee of any party to this Agreement shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.

         11.8     Survival. Sections 11.3 through 11.7 shall survive the
                  Closing.

SECTION 12. MISCELLANEOUS.

         12.1 Drafts not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement.

         12.2 Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. Seller shall indemnify and hold harmless Purchaser, and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with Seller. Purchaser shall indemnify and hold harmless Seller and its successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with Purchaser. Nothing contained in this section shall be deemed to create any rights in any third party. The provisions of this Section 12.2 shall survive the Closing hereunder and any termination of this Agreement.

         12.3 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, or to entities involved with a sale of a Controlling Interest in Seller, Purchaser or any of their Affiliates or to receive legal, accounting and/or tax advice; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information will use reasonable efforts to give notice to the other parties as soon as such party learns that it must make such disclosure. Notwithstanding the foregoing, if such information is required to be disclosed to any governmental authority to facilitate the transfer of Permits pursuant to Section 4.5 or obtain zoning information, the disclosing party may disclose such information without the consent of the other parties and shall promptly give written notice to the other parties of such information which was disclosed. This Section 12.3 shall be subject to the terms of the Confidentiality Agreement.

         12.4     Notices.

                  (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing addressed to the recipient of the notice at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the others) and the same shall be delivered either (i) in hand, (ii) by mail, postage prepaid and registered or certified with return receipt requested, (iii) by Federal Express or similar expedited commercial carrier, with all freight charges prepaid, or
(iv) by facsimile transmission or email with a hard copy to follow by Federal Express or similar expedited commercial carrier. If a notice or other communication is sent to a party by facsimile transmission or email, then copies of such notice under Section 12.4(c) shall also be sent by the same delivery method to the copy recipients.

                  (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt or upon the date of receipt of refusal. Notices or other communications (i) given by mail will be presumed received on the fifth Business Day after they are mailed, (ii) given by Federal Express or similar expedited commercial carrier will be presumed received on the next Business Day after they are sent, (iii) given by facsimile transmission will be presumed received at the time indicated in the recipient's automatic acknowledgment, and (iv) given by email will be presumed received on the day the email is sent. Whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

                  (c)      All such notices shall be addressed,

                           if to Seller, to:

                                 c/o Horizon Bay Senior Communities
                                 5102 W. Laurel Street, Suite 700
                                 Tampa, Florida 33607
                                 Attention: Thilo D. Best and Jon A. DeLuca
                                 Emails: tbest@horizonbay.com
                                         jdeluca@horizonbay.com
                                 Phone:  (813) 287-3992
                                 Fax:    (813) 287-3913
                             with a copy to:

                                 c/o Goldman Sachs & Co.
                                 100 Crescent Court
                                 Suite 1000
                                 Dallas, TX 75201
                                 Attention:        Thomas D. Ferguson
                                 Email:            Thomas.Ferguson@gs.com
                                 Phone:            (214) 855-6311
                                 Fax:              (214) 855-6305

                                 and

                                 Arent Fox Kintner Plotkin & Kahn, PLLC
                                 1050 Connecticut Avenue, N.W.
                                 Washington, DC 20036-5339
                                 Attention:        Kenneth S. Jacob, Esq.
                                 Email:            Jacob.Kenneth@arentfox.com
                                 Phone:            (202) 775-5750
                                 Fax:              (202) 857-6395

                           if to Purchaser, to:

                                 c/o CNL Retirement Corp.
                                 CNL Center at City Commons
                                 450 South Orange Avenue
                                 Orlando, Florida 32801-3336
                                 Attn:             Marcel Verbaas
                                 Email:            mverbaas@cnlonline.com
                                 Phone:            (407) 650-1099
                                 Fax:              (407) 835-3232

                            with a copy to:

                                 Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive
                                 Post Office Box 2809
                                 Orlando, Florida 32802
                                 Attn:             Daniel F. McIntosh, Esq.
                                 Email:            dan.mcintosh@lddkr.com
                                 Phone:            (407) 418-6272
                                 Fax:              (407) 843-4444

                           If to Title Company, to:

                                 Fidelity National Title Insurance Company
                                 717 N. Harwood Street
                                 Suite 800
                                 Dallas, Texas  75201
                                 Attn:             Pat Noska
                                 Email:            pnoska@fnf.com
                                 Phone:            (214) 220-1829
                                 Fax:              (214) 969-5348

                  (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

         12.5 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

         12.6 Assignment; Successors and Assigns. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

         12.7 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         12.8 Counterparts, Etc. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

         12.9     Governing Law; Jurisdiction; Waiver of Jury Trial.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. THE PARTIES RECOGNIZE THAT IT MAY BE NECESSARY FOR THE PARTIES TO COMPLY WITH CERTAIN ASPECTS OF THE LAWS OF THE STATE OF ILLINOIS IN ORDER TO CONSUMMATE THE PURCHASE AND SALE OF THE PROPERTY PURSUANT HERETO. THE PARTIES AGREE TO COMPLY WITH THE LAWS OF THE STATE OF ILLINOIS TO THE EXTENT NECESSARY TO CONSUMMATE THE PURCHASE AND SALE OF THE PROPERTY. IT IS THE PARTIES' INTENT THAT THE PROVISIONS OF THIS AGREEMENT BE APPLIED TO THE PROPERTY IN A MANNER THAT RESULTS IN THE GREATEST CONSISTENCY POSSIBLE.

                  (b) For the purposes of any suit, action or proceeding involving this Agreement, Seller and Purchaser hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of Florida and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service; provided that a reasonable time for appearance is allowed, and Purchaser agrees that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by any party. In furtherance of such agreement, Purchaser agrees upon the request of any party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

                  (c) Purchaser hereby irrevocably waives any objection that Purchaser may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Florida and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (d) EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

         12.10 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

         12.11 Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

         12.12 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that (except as and to the extent specifically provided for herein) no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and purchaser and landlord and prospective tenant, as the case may be.

         12.13 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         12.14 Disclosure. From and after Closing Date, and at the written request of Purchaser, Seller shall provide such financial statements in respect of Seller's operations relating to the Property from the date of Seller's commencement of business to the Closing Date to the extent such financial statements are required by applicable securities laws and regulations and the SEC's interpretation thereof or under GAAP or governance or other policies of the REIT; provided, however, that (i) Seller reserves the right, in good faith, to challenge, and require Purchaser to use commercially reasonable efforts to challenge, any assertion by the SEC, any other applicable regulatory authority, or Purchaser's independent public accountants that applicable law or regulations require the provision of such financial statements, (ii) Purchaser shall not, without Seller's consent (which consent shall not be unreasonably withheld, delayed or conditioned), acquiesce to any such challenged assertion until Purchaser has exhausted all reasonable available avenues of administrative review, and (iii) Purchaser shall consult with Seller in pursuing any such challenge and will allow Seller to participate therein if and to the extent that Seller so elects.

         12.15 Acknowledgment of the Financial Condition of the Parties. Seller and Purchaser, (by their signatures below) and Property Transferee (by executing the Assignment of Purchase and Sale Agreement between Purchaser and Property Transferee) hereby (i) acknowledge that they have received information concerning the financial condition of each of the parties hereto, and (ii) agree that, in light of the obligations of the respective parties under this Agreement and all other documents executed pursuant to this Agreement (collectively the "Transaction Documents"), the financial condition of each party hereto and Property Transferee is acceptable to all such entities for the carrying out of each such Entity's respective obligations under the Transaction Documents.

         12.16 Cross-Default with Portfolio Sale Agreement. The Other Portfolio Sellers are owned or controlled, directly or indirectly, by the same parties that own or control Seller. Purchaser and the Other Portfolio Sellers entered into the Portfolio Sale Agreement. The terms and conditions of the Portfolio Sale Agreement are substantially the same as the terms and conditions of this Agreement. Seller and Purchaser agree that: (i) if there is a default by the Other Portfolio Sellers or Purchaser under the Portfolio Sale Agreement, such default shall also be deemed to have occurred, by Seller or Purchaser, as applicable, under this Agreement; (ii) a termination of the Portfolio Sale Agreement (but not a termination as to less than the entire Agreement) by either party pursuant to a right to do so thereunder shall also terminate this Agreement; and (iii) a termination of this Agreement by either party pursuant to a right to do so hereunder, other than as a result of the effect of the condemnation and casualty provisions hereof, or the failure of the ROFO Condition and/or the Lender Consent condition shall also terminate the Portfolio Sale Agreement. Notwithstanding any language to the contrary herein, Seller, on behalf of itself and the Other Portfolio Sellers, and Purchaser agree that a termination of this Agreement as a result of the effect of the condemnation and casualty provisions hereof or as the failure of the ROFO Conditions and/or the Lender Consent conditions shall not terminate the Portfolio Sale Agreement.

                            [Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be executed as a sealed instrument as of the Effective Date.

                              SELLER:

                              NILES LIFESTYLE LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By: Niles Lifestyle Gen-Par, L.L.C.,
                                  a Delaware corporation,
                                  its general partner

                                  By: /s/ Jon A. DeLuca
                                      -----------------------------------
                                      Jon A. DeLuca, Vice President and Chief
                                      Financial Officer

                              PURCHASER:

                              CNL RETIREMENT CORP., A FLORIDA CORPORATION

                                  By: /s/ Marcel Verbass
                                      ------------------------------------
                                      Marcel Verbaas
                                      Chief Investment Officer

                                      S-1